Exhibit 10.4

LOAN AND SECURITY AGREEMENT

dated as of August 20, 2020 among

NATIONSTAR MORTGAGE LLC,
as Borrower,

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC,
as Administrative Agent and
MORGAN STANLEY BANK, N.A.,
as a Lender

This LOAN AND SECURITY AGREEMENT (as amended or supplemented from time to time, this “Agreement”) dated as of August 20, 2020, is among NATIONSTAR MORTGAGE LLC, a Delaware limited liability company (the “Borrower”), MORGAN STANLEY BANK, N.A., a national banking association, as the initial lender (together with its permitted successors and assigns, each a “Lender” and collectively, the “Lenders”), and MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as administrative agent for the Lenders (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”).

BACKGROUND

The Borrower has asked the Lenders to extend credit to the Borrower consisting of a revolving loan facility in the aggregate principal amount of up to the Committed Facility Amount.

The Borrower shall secure all of its Obligations by granting to the Administrative Agent, for the benefit of the Lenders, a first priority lien on the Collateral (subject to Ginnie Mae’s rights as further described herein).

The Lenders have agreed, subject to the terms and conditions of this Agreement, to provide such financing to the Borrower from time to time.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01    Definitions; Construction.

(a)Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in Schedule I.

(b)All terms used in Article 9 of the UCC, and not specifically defined herein, are used herein as defined in such Article 9.

(c)Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

(d)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(e)Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(f)The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(g)Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(h)Any Event of Default shall be deemed to be continuing until waived by the Required Lenders or other requisite Lenders as required by Section 12.01 and shall be deemed to be not continuing once waived by the Required Lenders.

Section 1.02 Accounting Matters. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared in accordance with GAAP consistently applied.

ARTICLE II

LOANS, BORROWING, PREPAYMENT

Section 2.01    Reserved.

Section 2.02 Loans. Subject to the conditions set forth in this Agreement, the Lenders agree to make one or more loans to the Borrower from time to time from the date hereof until the Maturity Date in an aggregate amount not to exceed the lesser of (i) the Committed Facility Amount and (ii) the Borrowing Base (each such loan, a “Loan”). Notwithstanding anything to the contrary contained herein, the Borrower may request no more than five (5) Loans in any calendar month.

Section 2.03 Notes. Upon the request of any Lender, such Lender’s Pro Rata Share of any Loan may be evidenced by a promissory note of the Borrower substantially in the form of Exhibit 2.03(a) hereto (each such note, a “Note” and collectively, the “Notes”).

Section 2.04    Making the Loans.

(a)The Borrower shall give the Administrative Agent prior written notice (in substantially the form of Exhibit 2.04(a) hereto (a “Request for Borrowing”)), not later than 1:00 p.m. (New York City time) on the date which is one (1) Business Day prior to the proposed Funding Date of each proposed Loan. Such Request for Borrowing shall (i) specify the principal amount of the proposed Loan, (ii) specify the proposed Funding Date, which must be a Business Day; (iii) be accompanied by a Borrowing Base Certificate, which shall include the amount of each of Eligible Corporate Advances, Eligible Escrow Advances, Eligible MBS Advances or the Market Value of Eligible Pledged Servicing Receivables; and (iv) a verification by the Advance Verification Agent of the amount of each of Eligible Corporate Advances, Eligible Escrow Advances, Eligible MBS Advances set forth in such Borrowing Base Certificate. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied, e-mail or telephonic notice reasonably believed by the Administrative Agent to be from the Borrower (or from any Responsible Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Administrative Agent and each Lender shall be entitled to rely conclusively on any Responsible Officer’s authority to request a Loan on behalf of the Borrower. Notice of receipt of each Request for Borrowing, together with the amount of each Lender’s Pro Rata Share thereof, shall be provided by the Administrative Agent to each Lender by email with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 1:00 p.m. (New York City time)) on the same Business Day as the Administrative Agent’s receipt of such Request for Borrowing from the Borrower. Each Lender shall make the amount of its Loan available to the Administrative Agent not later than 1:00 p.m. (New York City time) on each proposed Funding Date by wire transfer of same day funds in dollars, to the Administrative Agent’s Account.

(b)By delivering a Request for Borrowing, the Borrower represents and warrants to the Administrative Agent and each Lender that, after taking into account the amount of the requested Loan, all conditions precedent to such Loan specified in Section 5.01 and/or Section 5.02, as applicable, will be satisfied on the related Funding Date.

Section 2.05    Borrowing Base; Market Value; Asset Coverage Certificate.

(a)The Market Value of Eligible Pledged Servicing Receivables included in the Borrowing Base shall be determined by the Administrative Agent in its sole discretion at any time and from time-to-time on a daily basis or more frequently. The Borrower shall obtain and deliver to the Administrative Agent an Advance Verification Report relating to the Eligible MBS Advances, Eligible Corporate Advances and Eligible Escrow Advances from an Advance Verification Agent on a quarterly basis by the sixtieth (60th) calendar day following the end of each quarter for related activity during the prior fiscal quarter and at quarter end, at the Borrower’s expense. The Borrower shall also obtain and deliver to the Administrative Agent a Valuation Report relating to the Eligible Pledged Servicing Receivables from a Valuation Agent on a monthly basis, by the second (2nd ) Business Day prior to the Payment Date of each month, at the Borrower’s expense. The Administrative Agent’s determination of Market Value from time to time may differ from values set forth in any such Valuation Report and may take into account the results of the Administrative Agent’s due diligence review of Mortgage Files.

(b)The Administrative Agent’s determination of Market Value shall be conclusive upon all parties to this Agreement.

Section 2.06 Interest. Each Loan shall bear interest on the principal amount outstanding from time to time, from the date of funding of the Loan to repayment (whether by acceleration or otherwise), at a rate per annum equal to the sum of (a) the greater of (A) the One- Month LIBOR Rate for the Interest Period in effect for the Loan or (B) one-half of one percent (0.5%), plus (b) the Applicable Margin (the “Interest Rate”). Interest on each Loan shall be payable monthly, in arrears, on each Payment Date and at maturity (whether upon demand, by acceleration or otherwise). Interest on each Loan for each Interest Period shall be computed on the basis of a 360 day year, in each case for the actual number of days elapsed in the Interest Period during which it accrues.

Section 2.07    Increased Costs. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and
(C)Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iii)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any letter of credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such other Recipient of participating in, issuing or maintaining any letter of credit (or of maintaining its obligation to participate in or to issue any letter of credit), or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will either
(i)pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered or (ii) terminate this Agreement without paying such additional amounts; provided, however, that in determining any additional amounts due under this Section 2.07, each Lender or other Recipient shall treat the Borrower in the same manner it treats other similarly situated borrowers in the facilities with substantially similar collateral.

Section 2.08    Alternative Rate of Interest and Successor Index Rate.

(a)If any change in, or the introduction, adoption, effectiveness, interpretation or reinterpretation or phase-in, in each case after the date hereof, of any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority affects the amount of capital required to be maintained by any Lender and such Lender determines that the rate of return on its capital as a consequence of the Loans or other advances of funds made by such Lender pursuant to this Agreement or any of the Loan Documents relating to fundings or commitments under this Agreement is reduced to a level below that which such Lender would have achieved but for the occurrence of any such circumstance, then, in any such case within thirty (30) days after written notice (which may be by email) from time to time by such Lender to the Borrower, the Borrower shall either (i) pay to such Lender compensation sufficient to compensate such Lender for such reduction in rate of return or (ii) terminate this Agreement without paying such additional amounts; provided, that such Lender shall provide the Borrower with such notice within a reasonable period of time following such Lender’s discovery of such increased costs or reductions; provided, further, that in determining any additional amounts due under this Section 2.08, each Lender or other Recipient shall treat the Borrower in the same manner it treats other similarly situated borrowers in the facilities with substantially similar collateral. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail), in the absence of manifest error, shall be conclusive and binding on the Borrower and such Lender. Notwithstanding the forgoing, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign Governmental Authorities, in each case pursuant to Basel III, shall, in the case of clause (a) and clause (b), be deemed to be introduced, adopted, implemented and/or effective after the date hereof (regardless of the date enacted, adopted, issued, implemented and/or effective). Notwithstanding anything to the contrary in this Section 2.08 the Borrower shall not be required to compensate any Lender pursuant to this Section 2.08 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine month period shall be extended to include the period of such retroactive effect.

(b)If on any Business Day, any Lender determines (which determination shall be conclusive absent manifest error) that it has become unlawful for it to honor its obligation to make or maintain Loans hereunder using the Interest Rate, or maintaining its Loans (or its Loan) included in any advance, then such Lender shall give notice thereof to the Administrative Agent and the Borrower by facsimile, or other electronic means (including email) as promptly as practicable thereafter and, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such notice no longer exist, the Loans of such Lender shall accrue interest at the Alternative Rate; provided, however, that in determining illegality under this Section 2.08, each Lender shall treat the Borrower in the same manner it treats other similarly situated borrowers in the facilities with substantially similar collateral.

(c)If prior to any Payment Date, the Administrative Agent determines in its sole discretion that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the One-Month LIBOR Rate, the One-Month LIBOR Rate is no longer in existence, or the administrator of the One-Month LIBOR Rate or a Governmental Authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which the One-Month LIBOR Rate shall no longer be made available or used for determining the interest rate of loans, the Administrative Agent may give prompt notice thereof to the Borrower, whereupon the index rate for such period that will replace the One-Month LIBOR Rate for such period, and for all subsequent periods until such notice has been withdrawn by the Administrative Agent, shall be the greater of (i) an alternative benchmark rate (including any mathematical or other adjustments to the benchmark rate (if any) incorporated therein) and (ii) one-half of one percent (0.5%), in lieu of the One-Month LIBOR Rate (any such rate, a “Successor Index Rate”), together with any proposed Successor Index Rate Conforming Changes, as determined by the Administrative Agent in its sole discretion. In establishing a Successor Index Rate, the Administrative Agent shall make such determination consistent with its determinations with respect to other lending facilities that are substantially the same with similarly situated counterparties and with substantially similar assets subject thereto. The Administrative Agent and Borrower shall use commercially reasonable efforts to satisfy any applicable Internal Revenue Service guidance, including U.S. Treasury Proposed Regulation Section 1.1001-6 and any future guidance, to the effect that the adoption of any Successor Index Rate will not result in a deemed exchange for U.S. federal income tax purposes of any Loan under this Agreement.

Section 2.09 Prepayment of Loans. (a) The Borrower shall prepay or repay, as the case may be, the Outstanding Aggregate Loan Amount with respect to all Loans and other amounts due hereunder (i) in accordance with this Section 2.09 and (ii) otherwise in full on the Maturity Date.

(a)Optional Prepayments. The Borrower may, from time to time and at any time, upon at least one (1) Business Day prior written notice to the Administrative Agent, prepay the principal of the Loans, in whole or in part without premium or penalty. Each prepayment made pursuant to this Section 2.09(b) shall be accompanied by (A) a Prepayment Notice in substantially the form attached hereto as Exhibit 2.09(b) and (B) payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied to reduce the principal balance of the Loans or as otherwise specified by the Borrower.

(b)Margin Call. If at any time a Borrowing Base Deficiency shall occur then the Administrative Agent may by notice to the Borrower (each, a “Margin Notice”), require the Borrower to prepay the outstanding principal amount of the Loans in an amount equal to the aggregate amount necessary to eliminate such Borrowing Base Deficiency. If such Margin Notice is received prior to 10:00 a.m. (New York City time) on any Business Day, then prepayment shall be made no later than 5:00 p.m. (New York City time) on the same Business Day. If such Margin Notice is received after 10:00 a.m. (New York City time), then the prepayment shall be made no later than 5:00 p.m. (New York City time) on the next Business Day. The Administrative Agent may provide a Margin Notice to Borrower electronically, such as via electronic mail.

(c)Application of Payments. On each Payment Date and Funding Date, any proceeds of Collateral on deposit in the Advance Collection Account or other payments received by the Administrative Agent (including from the Dedicated Accounts and Fee Collection Account following the occurrence and continuance of an Event of Default) shall be applied:

(i)first, any interest due and owing (to the extent not paid pursuant to Section 2.06) and, after an Event of Default has occurred and is continuing, ratably to pay any
(x)unpaid Obligations in respect of any fees and expenses then due and payable in respect of the Loans or indemnities and (y) other amounts then due and payable by the Borrower to the Administrative Agent, in each case, until paid in full;

(iv)second, to pay principal on the Loans in an amount to reduce the Outstanding Aggregate Loan Amount to the extent necessary to eliminate any Borrowing Base Deficiency; due and payable; and

(v)third, to the ratable payment of all other unpaid Obligations then

(vi)fourth, any remaining amounts shall be released to the Borrower;

provided, that any cash held in the Dedicated Accounts, Fee Collection Account and Advance Collection Account may only be applied by the Administrative Agent to the extent that such proceeds have been received by, or for the account of, the Borrower free and clear of all Ginnie Mae rights and other restrictions on transfer under applicable Ginnie Mae guidelines.

Section 2.10 Dedicated Accounts, Fee Collection Account and Advance Collection Account. The Borrower has established and shall continue to use one or more Dedicated Accounts, a Fee Collection Account and an Advance Collection Account. The Dedicated Accounts, Fee Collection Account and Advance Collection Account shall be subject at all times to a Control Agreement and may not be a “zero balance” account. If the related Servicing Rights are subject to an interest of a Sold Excess Servicing Spread Purchaser, the Borrower shall cause all Servicing Income to be remitted to the Dedicated Accounts no later than two (2) Business Days following receipt and identification thereof. The Borrower shall cause to be deposited into the Fee Collection Account all Servicing Income that is not related to Servicing Rights that are subject an interest of a Sold Excess Spread Purchaser within two (2) Business Days following the Borrower’s receipt and identification thereof. In addition, Borrower shall cause to be deposited into the Advance Collection Account all Advance Reimbursement Amounts within two (2) Business Days following the Borrower’s receipt and identification thereof. The Borrower may withdraw funds from the Dedicated Accounts and the Fee Collection Account in its discretion in the ordinary course of business unless an Event of Default has occurred and is continuing and the Administrative Agent has delivered a Control Notice to (i) the Dedicated Account Administrator pursuant to the Sold Excess Servicing Spread Purchaser Account Control Letter Agreement and (ii) the Fee Collection Account Bank pursuant to the related Control Agreement, as applicable. If an Event of Default has occurred and is continuing and the Administrative Agent has delivered a Control Notice to the Dedicated Account Administrator pursuant to the Sold Excess Servicing Spread Purchaser Account Control Letter Agreement or a Control Notice to the Fee Collection Account Bank pursuant to the related Control Agreement, all Servicing Income on deposit in the Dedicated Accounts and Fee Collection Account shall be applied pursuant to Section 2.09(d); provided that any cash held in the Dedicated Accounts, Fee Collection Account and Advance Collection Account may only be applied by the Administrative Agent to the extent that such proceeds have been received by, or for the account of, the Borrower free and clear of all Ginnie Mae rights and other restrictions on transfer under applicable Ginnie Mae guidelines. At any time, funds in the Advance Collection Amount relating to Advance Reimbursement Amounts may be only released in accordance with Section 2.09(d). In addition, upon the purchase of an Early Buy-out Loan, the Borrower shall, no later than later than 5:00
p.a.(New York City time) on the second (2nd) Business Day, deposit the outstanding amount of any Eligible Corporate Advances and Eligible Escrow Advances arising from such Early Buy- out Loan into the Advance Collection Account. Further, upon and in connection with any sale, assignment or transfer of any Servicing Rights, the Borrower shall deposit the principal amount of the Loans related to any of the Eligible Pledged Servicing Receivables that have been assigned or transferred as well as any Advance Reimbursement Amounts related to such Eligible Pledged Servicing Receivables into the Fee Collection Account or the Advance Collection Account, as applicable.

ARTICLE III

PAYMENTS; COMPUTATIONS; TAXES; FEES

Section 3.01    Payments and Computations, etc.

(a)Unless otherwise expressly stated herein, all amounts to be paid or deposited hereunder by the Borrower shall be paid or deposited by the Borrower to the Administrative Agent’s Account in accordance with the terms hereof no later than 3:00 p.m. (New York City time) on the day when due in lawful money of the United States of America in same day funds, and the Administrative Agent shall remit such funds to the applicable Lenders by the close of business on such day; provided, that funds received by the Administrative Agent after 3:00 p.m. (New York City time) on such due date may, at the Administrative Agent’s discretion, be deemed to have been paid by the Borrower on the next Business Day. If the Administrative Agent shall deem any such payment to be paid on the next Business Day, such payment shall be a non-conforming payment. The Administrative Agent shall give prompt notice to the Borrower and each applicable Lender if any payment is deemed to be a non- conforming payment. Interest shall continue to accrue on any principal for which a deemed non-conforming payment is made from the date such amount was due and payable until the date on which such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding Business Day) at the Default Rate.

(b)If an Event of Default has occurred and is continuing, the Borrower shall, to the extent permitted by law, pay interest on the outstanding principal amount of the Loans and all other Obligations (including interest and fees) outstanding for the period from the date of such Event of Default until the date paid, at the applicable Default Rate, payable on demand; provided, no Interest Rate shall at any time exceed the maximum rate permitted by Requirements of Law.

(c)All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable. All payments made by the Borrower under this Agreement shall be made without defense, set-off or counterclaim (except any defense that a payment has already been made).

(d)Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest or fees hereunder.

Section 3.02 Sharing of Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase (for cash at face value) from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower consents to the foregoing and agrees that, to the extent permitted by any applicable Requirements of Law, any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 3.03 Fees. As and when due and payable under the terms of the Fee Letter, the Borrower shall pay the fees set forth in the Fee Letter.

Section 3.04    Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Requirements of Law. If any Requirements of Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Tax Indemnification. Without limiting the provisions of Sections 3.04(a) and (b) above or duplicating the payment obligations set forth therein, the Borrower shall, and does hereby, indemnify each Recipient and shall make payment in respect thereof within ten
(10)days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.04) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if any Recipient fails to give notice to the Borrower of the imposition of any Indemnified Taxes or Other Taxes within two hundred seventy (270) days following its receipt of actual written notice of the imposition of such Indemnified

Taxes or Other Taxes, there will be no obligation for the Borrower to pay interest or penalties attributable to the period beginning after such 270th day and ending seven (7) days after the Borrower receives notice from such Recipient. A certificate as to the amount of such payment or liability delivered to the Borrower by any Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.02 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or assessed by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent under this paragraph (d).

(e)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.04, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)Status of Lenders; Tax Documentation.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Requirements of Law or when reasonably requested by the Borrower or the Administrative Agent, such duly and properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution, and submission of such documentation (other than such documentation set forth in Sections 3.04(f)(ii)(A), 3.04(f)(ii)(B) and 3.04(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or before the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of Internal Revenue Service Form W-8BEN or, as applicable, Internal Revenue Service Form W-8BEN-E, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN or, as

applicable, Internal Revenue Service Form W-8BEN-E, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of Internal Revenue Service Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN or, as applicable, Internal Revenue Service Form W-8BEN-E; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by an Internal Revenue Service Form W-8ECI, W-8BEN (or, as applicable, W-8BEN-E), a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner.

(A)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(B)if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(C)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.04 (including by the payment of additional amounts pursuant to this Section 3.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.04 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the

Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Survival. Each party’s obligations under this Section 3.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(i)Defined Terms. For purposes of this Section 3.04, the term Requirements of Law includes FATCA.

ARTICLE IV SECURITY INTEREST
Section 4.01    Security Interest. As security for the prompt payment and performance of all of its Obligations and any other covenants contained in this Agreement, the Borrower hereby pledges and grants a security interest, subject to the rights, interests and prerogatives of Ginnie Mae and to the terms and conditions of the Acknowledgement Agreement, to the Administrative Agent, for the benefit of the Lenders, all of the Borrower’s right, title and interest, in, to, and under, whether now owned or hereafter acquired, in all of the following, whether now or hereafter existing and wherever located (all being collectively referred to herein as the “Collateral”):

(a)the Dedicated Accounts, all cash in the Dedicated Accounts and all other property from time to time deposited therein or otherwise credited thereto;

(b)the Fee Collection Account, all cash in the Fee Collection Account and all other property from time to time deposited therein or otherwise credited thereto;

(c)the Advance Collection Account, all cash in the Advance Collection Account and all other property from time to time deposited therein or otherwise credited thereto

(d)all Servicing Income;

(e)all Eligible Pledged Servicing Receivables;

(f)all Advance Reimbursement Amounts;

(g)all Servicing Rights whether or not yet accrued, earned due or payable as well as all other present and future rights and interests of the Borrower in such Servicing Rights;

(h)all subservicing agreements related to the Servicing Rights in respect of which a different Person is subservicing for the Borrower and all rights and claims of the Borrower under such subservicing agreements;

(i)all books, correspondence, files and other records, including all tapes, disks, cards, software, data and computer programs in the possession or under the control of the Borrower or any other Person from time to time acting for the Borrower that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 4.01 hereof or are otherwise necessary or helpful in the collection or realization thereof; and

(j)all Proceeds, including all cash Proceeds and noncash Proceeds, and products of any and all of the foregoing Collateral; in each case howsoever the Borrower’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

Section 4.02    Provisions Regarding Pledge of Servicing Rights to Be Included In Financing Statements.

(a)Notwithstanding anything to the contrary in the Agreement or any of the other Loan Documents, the security interest of the Administrative Agent, for the benefit of the Lenders, created hereby with respect to the Collateral is subject to the following provisions to be included in each financing statement filed in respect hereof (or any variation required by Ginnie Mae):

“(1) The property subject to the security interest reflected in this instrument (the “Security Interest”) includes all of the right, title and interest of the Borrower, as debtor (the “Debtor”) in certain mortgages and/or participation interests related to such mortgages (“Pooled Mortgages”), and pooled under the mortgage-backed securities program of Ginnie Mae, pursuant to section 306(g) of the National Housing Act, 12 U.S.C. § 1721(g);

(1)To the extent that the Security Interest relates in any way to the Pooled Mortgages, such Security Interest is subject and subordinate to all rights, powers and prerogatives of Ginnie Mae, whether now existing or hereafter arising, under and in connection with: (i) 12 U.S.C. § 1721(g) and any implementing regulations; (ii) the terms and conditions of that certain Acknowledgment Agreement dated as of August 20, 2020, with respect to the Security Interest, by and among Ginnie Mae, Debtor and the Administrative Agent; (iii) applicable guaranty agreements and contractual agreements between Ginnie Mae and Debtor; and (iv) the Ginnie Mae Guide and other applicable guides and amendments (items (i), (iii) and (iv), collectively, the “Ginnie Mae Contract”);

(2)Such rights, powers and prerogatives of Ginnie Mae include, but are not limited to, Ginnie Mae’s right, by issuing a letter of extinguishment to Debtor, to effect and complete the extinguishment of all redemption, equitable, legal or other right, title or interest of Debtor in the Pooled Mortgages, in which event the Security Interest as it relates in any way to the Pooled Mortgages shall instantly and automatically be extinguished as well; and

(3)For purposes of clarification, “subject and subordinate” in clause (2) above means, among other things, that any cash held by the Administrative Agent as collateral and any cash proceeds received by the Administrative Agent in respect of any sale or other disposition of, collection from, or other realization upon, all or any part of the collateral may only be applied by the Administrative Agent to the extent that such proceeds have been received by, or for the account of, the Debtor free and clear of all Ginnie Mae rights and other restrictions on transfer under applicable Ginnie Mae guidelines; provided that this clause (4) shall not be interpreted as establishing rights in favor of Ginnie Mae except to the extent that such rights are reflected in, or arise under, the Ginnie Mae Contract.”

(b)The Administrative Agent, on behalf of the Lenders, acknowledges and agrees that (x) the Borrower is entitled to Servicing Income and Advance Reimbursement Amounts with respect to a given Mortgage Pool only so long as the Borrower is an issuer in good standing pursuant to Ginnie Mae rules, regulations, guides and similar announcements; (y) upon the Borrower’s loss of such good-standing issuer status, the Administrative Agent’s rights to any Servicing Income and Advance Reimbursement Amounts related to a given Mortgage Pool also terminate; and (z) the pledge of the Borrower’s rights to Servicing Income and Advance Reimbursement Amounts conveys no rights (such as a right to become a substitute servicer or issuer) that are not otherwise specifically provided for in the rules, regulations, guides or similar announcements by Ginnie Mae, provided, that foregoing provisions of this Section 4.02(b) shall automatically be deemed amended or modified if and to the extent Ginnie Mae amends the corresponding requirement, whether in its rules, regulations, guides, Servicing Contracts or published announcements.

Section 4.03 Authorization of Financing Statements. The Borrower hereby authorizes the Administrative Agent to file any financing or continuation statements required to perfect, protect, or more fully evidence the Administrative Agent’s security interest in the Collateral granted hereunder so long as such financing statements include the legend and provisions contemplated by Section 4.02(a) above. The Administrative Agent will notify the Borrower of any such filing (but the failure to deliver such notice shall not prejudice any rights of the Administrative Agent under this Section 4.03).

Section 4.04    Administrative Agent’s Appointment as Attorney In Fact; Rights Upon Event of Default.

(a)The Borrower hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in its own name, from time to time in the Administrative Agent’s discretion, if an Event of Default, shall have occurred and be continuing, for the purpose of carrying out the terms of this Agreement (or any Servicing Contracts, subject to the Acknowledgement Agreement), to take any action on behalf of the Borrower pursuant to the Acknowledgement Agreement and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement (or any Servicing Contracts, subject to the Acknowledgement Agreement) to the extent such actions are permitted to be taken by the Administrative Agent under the Acknowledgement Agreement, and, without limiting the generality of the foregoing, the Administrative Agent shall have the right and the Borrower hereby gives the Administrative Agent the power and right, on behalf of the Borrower, without assent by, but with notice to, the Borrower, if an Event of Default shall have occurred and be continuing, to do the following (subject to limitations contained in the Acknowledgement Agreement):

(i)In the name of the Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Collateral whenever payable;

(ii)(A) To direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Lenders or as the Administrative Agent shall otherwise direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) in connection with the above, to give such discharges or releases as the Administrative Agent may deem appropriate; and (F) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and the Borrower’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Borrower might do; and

(iii)Perform or cause to be performed, the Borrower’s obligations under any Servicing Contract to the extent permitted by the Acknowledgement Agreement.

(b)The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. The power of attorney is a power coupled with an interest and shall be irrevocable but shall terminate on the date that all Obligations (other than Unliquidated Obligations) have been paid in full.

(c)The Borrower also authorizes the Administrative Agent, at any time and from time to time, to execute, in connection with the sale provided for in Section 8.02(c) hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; provided, that the exercise of such powers are in accordance with the Acknowledgement Agreement, if and to the extent applicable.

(d)The powers and rights conferred on the Administrative Agent pursuant to this Section 4.04 are solely to protect the Administrative Agent’s and the Lenders’ interest in the Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers and rights. The Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and rights, and neither the Administrative Agent nor any of its officers, directors, or employees shall be responsible to the Borrower for any act or failure to act under this Section 4.04, except for its own gross negligence, bad faith or willful misconduct; provided, that the Administrative Agent shall exercise such powers and rights only in accordance with the Acknowledgement Agreement, if and to the extent applicable.

Section 4.05    Release of Security Interest.

(a)Upon termination of this Agreement and repayment to the Lenders of all Obligations in full and the performance of all obligations (other than Unliquidated Obligations) under the Loan Documents, the Administrative Agent on behalf of each Lender shall release its security interest in any remaining Collateral; provided, that if any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervener or conservator of, or a trustee or similar officer for the Borrower or any substantial part of its Property, or otherwise, this Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, until such payments have been made. Any sale of any Collateral made in connection with a disposition expressly permitted hereunder shall be made free and clear of any Liens created under this Agreement or any other Loan Document (and free and clear of any proceeds of the sale of such Collateral after giving effect to any application of any proceeds required to cause no Borrowing Base Deficiency to exist after giving effect to such sale).

(b)The Lenders hereby irrevocably authorize the Administrative Agent to release any Liens on any Collateral (i) upon payment and satisfaction in full in cash of all Secured Obligations, and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Administrative Agent, (ii) constituting property being sold or disposed of if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VIII. The Administrative Agent agrees to promptly provide evidence of the release of the Administrative Agent’s security interest in the Collateral that are requested by the Borrower upon termination of this Agreement and repayment to the Lenders of all Obligations in full and the performance of all obligations (other than Unliquidated Obligations) under the Loan Documents.

ARTICLE V CONDITIONS PRECEDENT
Section 5.01 Conditions Precedent. The effectiveness of this Agreement is subject to the condition precedent that the Administrative Agent shall have received each of the items set forth in Schedule 5.01 (unless otherwise indicated) dated such date, and in such form and substance, as is satisfactory to the Administrative Agent and the Lenders.

Section 5.02 Further Conditions Precedent. The decision to fund a Loan shall be subject to satisfaction of the further conditions precedent set forth in Schedule 5.02 as of the making of such Loan.

ARTICLE VI REPRESENTATIONS AND WARRANTIES
Section 6.01 Representations and Warranties of the Borrower. The Borrower
represents and warrants to the Administrative Agent and each Lender that on the Closing Date and, as to any Collateral becoming subject to the security interest hereunder after the Closing Date, as of such later Funding Date:

(a)Formation and Good Standing. Schedule 6.01(a) hereto sets forth (i) the exact legal name of the Borrower as of the Closing Date, (ii) the state or jurisdiction of organization of the Borrower as of the Closing Date, (iii) the type of organization of the Borrower as of the Closing Date and (iv) the organizational identification number of the Borrower or states that no such organizational identification number exists, as of the Closing Date. The Borrower has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite limited liability company power and authority to own all of its Property, including the Collateral, and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and the Borrower now has, all necessary limited liability company power, authority and legal right to own the Collateral.

(b)Due Qualification. The Borrower is (i) duly qualified to do business and
(ii) has obtained all material licenses and approvals (including all material licenses and approvals required to originate and service residential mortgage loans and own mortgage servicing rights), in all jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals except where in the case of clause (i) above the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)Power and Authority, Due Authorization. The Borrower (i) has all necessary limited liability company power and authority and legal right to (A) execute and deliver each of the Loan Documents to be executed and delivered by it in connection herewith, (B) carry out the terms of the Loan Documents to which it is a party, and (C) borrow the Loans and grant a security interest in the Collateral on the terms and conditions herein provided, and has taken all necessary limited liability company action to duly authorize (A) such borrowing and grant and (B) the execution, delivery and performance of this Agreement and all of the Loan Documents to which it is a party.

(d)Binding Obligations. Each Loan Document to which the Borrower is a party, when duly executed and delivered by it, will constitute a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)No Violation. Neither the Borrower’s execution and delivery of the Loan Documents nor the consummation of the transactions contemplated hereby and thereby will conflict with, or result in any breach of (i) any of the terms and provisions of, or constitute (with or without notice, lapse of time or both) a default under the Borrower’s organizational documents, or, constitute a default or trigger any termination right under any indenture, loan agreement, warehouse line of credit, repurchase agreement, mortgage, deed of trust, Servicing Contract or other material agreement or instrument to which it is a party or by which it is otherwise bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument, other than this

Agreement, or (ii) any Requirements of Law applicable to it of any Governmental Authority having jurisdiction over it or any of its properties.

(f)No Proceedings. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge threatened against the Borrower or affecting any of its Property before any Governmental Authority or Agency, (1) as to which there is a reasonable likelihood of an adverse decision, and which, in the event of an adverse decision, would reasonably be likely to have a Material Adverse Effect, (2) which questions the validity or enforceability of any of the Loan Documents, (3) which seeks to prevent the consummation of any of the transactions contemplated by any Loan Documents, (4) if such action, suit, arbitration, investigation or proceeding is initiated or brought by any Governmental Authority, makes a claim or claims in an aggregate amount greater than $50,000,000 or (5) requires filing with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934 or any rules thereunder and which has not been so filed.

(g)Approvals. No authorization, consent, approval, or other action by, and no notice to or filing with, any court, Governmental Authority or regulatory body or other Person domestic or foreign, including any of the Agencies, is required for the Borrower’s due execution, delivery or performance of any Loan Document to which it is a party except for (i) consents that have been obtained in connection with transactions contemplated by the Loan Documents, (ii) filings to perfect the security interest created by this Agreement, (iii) consents and approvals that may be required by any of the Agencies (including the Acknowledgement Agreement), and (iv) authorizations, consents, approvals, filings, notices, or other actions the failure to make could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(h)Solvency; Fraudulent Conveyance. The Borrower is Solvent and will not cease to be Solvent due to or following the making of any Loan hereunder (both immediately before and after giving effect to such Loan). The amount of consideration being received by the Borrower after giving effect to each Loan by the Lenders constitutes reasonably equivalent value and fair consideration for such Loan. The Borrower is not pledging any Collateral with any intent to hinder, delay, or defraud any of its creditors.

(i)Margin Stock. The Borrower is not and will not be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(j)Accurate Reports. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Borrower to the Administrative Agent, each Lender in connection with this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Administrative Agent and each Lender for use in connection with the transactions contemplated hereby or thereby.

(k)No Default.    No Default or Event of Default has occurred and is continuing.

(l)Investment Company Act. Neither the Borrower nor any of its subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(m)Taxes. The Borrower has filed (or caused to be filed) all United States federal income tax returns and all other material tax returns that are required to be filed, and has paid (or caused to be paid) all taxes shown on such returns or pursuant to any assessment received by the Borrower or on behalf of the Borrower, except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP consistently applied.

(n)No Adverse Actions. The Borrower has not received a notice from any Agency indicating any adverse fact or circumstance in respect of the Borrower which adverse fact or circumstance would reasonably be expected to entitle such Agency to terminate the Borrower with cause or with respect to which such adverse fact or circumstance has caused such Agency to explicitly threaten to terminate the Borrower in such notice.

(o)Financial Statements. The Borrower has heretofore furnished to the Administrative Agent on behalf of the Lenders a copy of its (a) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year ended December 31, 2019 and the related consolidated statements of income and retained earnings and of cash flows for the Borrower and its consolidated Subsidiaries for such fiscal year with the opinion thereon of Ernst & Young LLP or successor thereto acceptable to the Administrative Agent on behalf of the Lenders and (b) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal quarter ending June 30, 2020 and the related consolidated statements of income and retained earnings and of cash flows for the Borrower and its consolidated Subsidiaries for such fiscal quarter setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries and the consolidated results of their operations as at such dates and for such period, all in accordance with GAAP applied on a consistent basis. Since December 31, 2019, there has been no material adverse change in the consolidated business, operations or financial condition of the Borrower and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is the Borrower aware of any state of facts which (without notice or the lapse of time) would result in any such material adverse change. The Borrower did not have, on December 31, 2019, any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for Taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of the Borrower except as heretofore disclosed to the Administrative Agent on behalf of the Lenders in writing.
(p)Properties. The Borrower has good and marketable title to, valid leasehold interests in, or valid licenses to use, all Property and assets material to its business as then being conducted, free and clear of all Liens, except Permitted Encumbrances. All such properties and assets are in condition satisfactory to allow the Borrower to perform its operations.

(q)Compliance with Laws. The Borrower is in compliance in all material respects with all applicable Requirements of Law.

(r)ERISA. As of the Closing Date, neither the Borrower nor any of its ERISA Affiliates contributes to, sponsors, maintains or has an obligation to contribute to or maintain any Multiemployer Plan or any Employee Plan and has not within the six (6) preceding calendar years prior to the date hereof established, sponsored, maintained, contributed to or been obligated to contribute to or maintain any Multiemployer Plan or any Employee Plan. Except as would not reasonably be expected to result in a Material Adverse Effect and except as required by Section 4980B of the Internal Revenue Code or similar state insurance laws, neither the Borrower nor any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of its ERISA Affiliates or coverage after a participant’s termination of employment. Assuming that no portion of any Loan has been funded (initially or through participation, assignment, transfer or securitization of such Loan) with plan assets of a plan covered by ERISA, Section 4975 of the Code or Similar Law, the execution of this Agreement, the making of the Loans and the other transactions contemplated by the Loan Documents, including but not limited to the exercise by the Administrative Agent of its rights under the Loan Documents, are not and will not give rise to a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, and are not prohibited or otherwise restricted by Similar Law.

(s)Intellectual Property. The Borrower owns or licenses or otherwise has the right to use all material Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(t)Chief Executive Office. The Borrower’s chief executive office on the effective date is located at 8950 Cypress Waters Blvd, Coppell, Texas, 75019.

(u)Location of Books and Records. The Borrower keeps its corporate books and records at its chief executive office.

(e)Agency Set Off Rights. The Borrower has no actual notice, including any notice received from any Agency, that any circumstances exist that would result in the Borrower being liable to any Agency for any amount due by reason of: (i) any breach of servicing or subservicing obligations or breach of mortgage selling warranty to the Agency under any Servicing Agreement or any other similar contracts relating to the Borrower’s Agency servicing or subservicing portfolio (including any due and unmet mortgage repurchase obligation), (ii) any due and unperformed obligation with respect to mortgage loans that the Borrower is servicing for any Agency pursuant to a recourse agreement, (iii) any loss or damage to any Agency by reason of any inability to transfer to a purchaser of mortgage servicing rights the Borrower’s selling and servicing representations, warranties and obligations, as well as any existing mortgage-backed securities recourse obligations, or other recourse obligations, and (iv) any other due and unmet obligations to any Agency under any Servicing Agreement or any other similar contracts relating to the Borrower’s entire Agency servicing portfolio.

(f)Compliance with Financial Covenants. The Borrower is in compliance with the financial covenants set forth in Section 7.01(i).

(g)Agency Qualifications. The Borrower is an approved seller, servicer, seller/servicer or issuer, as applicable, of mortgage loans for Ginnie Mae, Fannie Mae and Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. No event has occurred, including but not limited to a change in insurance coverage, which would make the Borrower unable to comply with Ginnie Mae, Fannie Mae or Freddie Mac eligibility requirements or which would require notification to Ginnie Mae, Fannie Mae or Freddie Mac.

(h)Anti-Money Laundering Laws. The operations of the Borrower are conducted and have been conducted in all material respects in compliance with the applicable anti-money laundering statutes of all jurisdictions to which the Borrower is subject and the rules and regulations thereunder, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) (the “Patriot Act” and collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened.

(i)No Prohibited Persons. Neither the Borrower nor, to the knowledge of the Borrower, any director, officer, agent or employee of the Borrower or any of its Subsidiaries is a Person that is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC-administered sanctions”), or is located, organized or resident in a country or territory that is the subject of OFAC-administered sanctions; and the Borrower will not, directly or indirectly, use the proceeds of the Loans hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund activities of or business with any Person, or in any country or territory, that at the time of such funding or facilitation, is the subject of OFAC-administered sanctions, or in a manner that would otherwise cause any Person (including any Person involved in or facilitating the Loans, whether as a Lender, the Administrative Agent, advisor, or otherwise) to violate any OFAC-administered sanctions.

(aa) Foreign Corrupt Practices Act. Neither the Borrower nor, to the knowledge of the Borrower, any director, officer, agent or employee of the Borrower is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”); and Seller has conducted its businesses in compliance with the FCPA.

(bb) Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws, including the FCPA, and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower, its employees are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, to the knowledge of the Borrower, such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Loans hereunder, is a Sanctioned Person. No transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

(cc) Servicing Contracts. The Borrower has delivered to the Administrative Agent and each Lender true and complete copies of all Servicing Contracts related to the Servicing Rights existing on the Closing Date and all amendments thereto that are material to the valuation of the Eligible Pledged Servicing Receivables or the Advance Reimbursement Amounts , in each case, other than the Ginnie Mae Guide or other information publicly available on or through Ginnie Mae’s website.

(dd) Regulatory Status. The Borrower not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 6.02 Representations Concerning the Collateral. The Borrower represents and warrants to the Administrative Agent and each Lender that as of each day that a Loan is outstanding pursuant to this Agreement:

(a)The Borrower has not assigned, pledged, conveyed, or encumbered any Collateral to any other Person (except any sale of Excess Servicing Spread as acknowledged in any Intercreditor and Subordination Agreement or to the extent any such pledge has been released prior to the grant of any security interest thereon hereunder), and immediately prior to the pledge of any such Collateral, the Borrower was the sole owner of such Collateral and had good and marketable title thereto (subject to the rights of Ginnie Mae with respect to the Servicing Rights), free and clear of all Liens other than Permitted Collateral Liens.

(b)The provisions of this Agreement are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a valid security interest in all right, title, and interest of the Borrower in, to and under the Collateral, subject only to Permitted Collateral Liens.

(c)All information concerning all Servicing Rights set forth on the Electronic File pursuant to which such Servicing Rights were, are or will be (as applicable) pledged to the Administrative Agent, for the benefit of the Lenders will not, taken as a whole, contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading as of the date of such Electronic File.

(d)Upon the filing of financing statements on Form UCC-1 naming the Administrative Agent as “Secured Party” and the Borrower as “Debtor”, and describing the Collateral, in the appropriate jurisdictions, the Administrative Agent, for the benefit of the Lenders, has a duly perfected first priority security interest under the UCC in all right, title, and interest of the Borrower in, to and under, subject to the interests of Ginnie Mae, the Servicing Rights.

(e)All filings and other actions necessary to perfect the security interest in the Collateral created under this Agreement have been duly made or taken and are in full force and effect, and the Loan Documents create in favor of the Administrative Agent, for the benefit of the Lenders, a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the Obligations (subject to the interests of Ginnie Mae), and all filings and other actions necessary to perfect such security interest have been duly taken. Subject to the rights of Ginnie Mae as set forth in Section 4.02 and in the Acknowledgement Agreement and other Permitted Collateral Liens, the Borrower is the legal and beneficial owner of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.

(f)Subject only to the Ginnie Mae Guide and the terms of the Acknowledgement Agreement, the Borrower has the full right, power and authority to pledge the Servicing Rights, and the pledge of such Servicing Rights may be further assigned without any requirement, except as may be specified in the Ginnie Mae Guide.

(g)All Advances included in the Collateral or in any calculation of the Borrowing Base are Eligible Corporate Advances, Eligible Escrow Advances or Eligible MBS Advances, as the case may be.

ARTICLE VII COVENANTS
Section 7.01    Affirmative Covenants of the Borrower.    The Borrower covenants and
agrees with the Administrative Agent and each Lender that, so long as any Loan is outstanding and until all Obligations (other than Unliquidated Obligations) have been paid in full:

(a)Compliance with Laws, etc. The Borrower will comply in all material respects with all applicable Requirements of Law applicable to the Borrower and the Collateral.

(b)Performance and Compliance with Servicing Contracts. The Borrower will comply in all material respects with all terms, provisions and covenants required to be observed by it under the Servicing Contracts, maintain the Servicing Contracts in full force and effect and enforce in all material respects the Servicing Contracts in accordance with the terms thereof.

(c)Taxes. The Borrower and its Subsidiaries shall timely file all federal and state income tax returns and all other material tax returns that are required to be filed by them and shall timely pay all federal and state income Taxes and all other material Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP consistently applied.

(d)Due Diligence. The Borrower shall, without unreasonable delay, permit the Administrative Agent on behalf of the Lenders to inspect, and to discuss with the Borrower’s officers, agents and auditors, the affairs, finances, and accounts of the Borrower, the Servicing Rights and other Collateral, and the Borrower’s books and records, and to make abstracts or reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data, in each case, (i) during normal business hours, (ii) upon reasonable prior notice (provided, that upon the occurrence of an Event of Default that is continuing, no notice shall be required), and (iii) at the expense of the Borrower to discuss with its officers, its affairs, finances, and accounts; provided that the Borrower’s obligation to reimburse such expenses shall be limited to the Administrative Agent’s actual, reasonable and documented out-of-pocket costs and expenses.

(e)Changes in Servicing Contracts. The Borrower shall provide written notice to the Administrative Agent of any (i) changes in any Servicing Contracts that would reasonably be likely to materially and adversely affect the Servicing Rights within five (5) Business Days after the Borrower receives notice thereof, other than any changes in the Servicing Contracts solely as a result of changes in the Ginnie Mae Guide, (ii) any termination of any Servicing Contracts within two (2) Business Days after the Borrower receives notice thereof and (iii) copies of any amendments to existing Servicing Contracts entered into in the previous month that are material to the valuation of the Eligible Pledged Servicing Receivables or to the Borrower’s Advance Reimbursement Rights within ten (10) days after the execution thereof.

(f)Legal Existence, etc. The Borrower shall (i) preserve and maintain its legal existence and good standing in its jurisdiction of formation with all requisite limited liability company power and authority to own its properties (including the Collateral) and conduct its business and to carry out the terms of the Loan Documents; (ii) preserve and maintain all of its material rights, privileges and franchises necessary to conduct its business as then being conducted; (iii) maintain all material licenses and approvals (including all material licenses and approvals required to originate and service residential mortgage loans and own mortgage servicing rights) necessary to conduct its business as then being conducted; and (iv) keep records and books of account in accordance with GAAP consistently applied in all material respects.

(g)Financial Statements. The Borrower shall maintain a system of accounting established and administered in accordance with GAAP consistently applied, and furnish to the Administrative Agent (for forwarding to the Lenders):

(i)Within forty-five (45) calendar days after the end of each calendar month, the unaudited consolidated balance sheets of the Borrower as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Borrower for such period and the portion of the fiscal year through the end of such period;

(ii)Within ninety (90) days after the close of each fiscal year, Financial Statements, including a statement of income and changes in shareholders’ equity of the Borrower for such year, and the related balance sheet as of the end of such year, all in reasonable detail and accompanied by (A) an opinion of an accounting firm as to said financial statements which opinion shall not be qualified or limited by reference to the status of the Borrower as a “going concern” or reference of similar import and (B) a written statement of a public accountant
(x) to the effect that, on the basis of such examination conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers, such firm is of the opinion that the Borrower’s overall subservicing operations have been conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers except for such exceptions that, in the opinion of such public accountant, the Uniform Single Attestation Program for Mortgage Bankers requires it to report, in which case such exceptions shall be set forth in such statements, or (y) attesting to the Borrower’s assessment of compliance with the servicing criteria set forth in Section 1122(d) of Securities and Exchange Commission regulation AB (17 C.F.R. Section 229.1122(d)) that was delivered by the Borrower to the Administrative Agent;

(iii)    together with the financial statements delivered pursuant to clauses
(i)and (ii) above, the Electronic File and a Compliance Certificate in the form of Exhibit 7.01 attached hereto from a Responsible Officer of the Borrower (1) stating that to such Person’s knowledge, no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, (2) showing in reasonable detail the calculations demonstrating compliance with Section 7.01(i) of this Agreement, (3) disclosing any penalties, fines or other amounts that the Borrower reasonably believes to be payable within sixty (60) days to the CFPB or any other Governmental Authority or governmental regulator (to the extent the Borrower is permitted to disclose such matters in accordance with Requirements of Law) in an aggregate amount in excess of the amount that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect, (4) listing any new locations where the Borrower keeps its books and records, any new chief executive office locations, (5) describing any litigation or proceeding that is pending or threatened against the Borrower as to which there is a reasonable likelihood that an adverse determination would exceed $25,000,000 or constitute a Material Adverse Effect and (6) including a summary of all repurchase and indemnity claims by Ginnie Mae, as of the most recent month end, with respect to mortgage loans originated or serviced by the Borrower;

(iii)promptly upon Ginnie Mae’s request, deliver to Ginnie Mae copies of (i) the Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 2.04(a)(iii), (ii) the Advance Verification Report or the Valuation Report delivered to the Administrative Agent pursuant to Section 2.05(a) or (iii) the Compliance Certificate delivered to the Administrative Agent pursuant to Section 7.01(g)(iii).

(iv)promptly, from time to time and without unreasonable delay, such other information regarding the business affairs, operations and financial condition of the Borrower as the Administrative Agent or any Lender may reasonably request in writing; and

(v)as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of the Borrower knows, or with respect to any Employee Plan or Multiemployer Plan to which the Borrower or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Employee Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Borrower setting forth details respecting such event or condition and the action, if any, that the Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Borrower or an ERISA Affiliate with respect to such event or condition):

(A)any Reportable Event with respect to an Employee Plan, (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including without limitation the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a Reportable Event under this paragraph (A) regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(c) of the Code for any Employee Plan;

(B)the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan or any action taken by the Borrower or an ERISA Affiliate to terminate any Employee Plan;

(C)the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(D)the complete or partial withdrawal from a Multiemployer Plan by the Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(E)the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days; and

(F)the adoption of an amendment to any Employee Plan that would result in the loss of tax-exempt status of the Employee Plan and trust of which such Employee Plan is a part if the Borrower or an ERISA Affiliate fails to provide timely security to such Employee Plan if and as required by the provisions of Section 401(a)(29) of the Code.

(h)Agency Approval. The Borrower shall be approved by Ginnie Mae as an approved issuer (the “Ginnie Mae Approvals”), with no event having occurred, including a change in insurance coverage, which (i) would make the Borrower unable to comply with the eligibility requirements for maintaining the Ginnie Mae Approvals or (ii) would otherwise have a Material Adverse Effect and require notification to Ginnie Mae. Should the Borrower for any reason, cease to possess the Ginnie Mae Approvals, or should notification to

Ginnie Mae be required pursuant to the foregoing sentence, the Borrower shall so notify the Administrative Agent promptly in writing. Notwithstanding the preceding sentence, the Borrower shall take all necessary action to maintain all of its Ginnie Mae Approvals at all times during the term of this Agreement.

(i)Financial Covenants. The Borrower shall:

(i)Leverage Ratio. Maintain at all times a ratio of its Total Net Indebtedness to Tangible Net Worth of not greater than 9:1;

(ii)Tangible Net Worth: Maintain at all times minimum tangible net worth of not less than 110% of the Single-Family Issuer Minimum Net Worth Requirement set by Ginnie Mae (each as determined in accordance with the Ginnie Mae Guide);

(iii)Net Income. Not permit its Net Income (plus depreciation expense and excluding any mark-to-market adjustments) for any two consecutive quarters to be less than
$1.00; and

(iv)Liquidity. Maintain at all times liquidity on the last Business Day of each calendar month of not less than 120% of the Single-Family Issuer Minimum Liquidity Requirement set by Ginnie Mae (each as determined in accordance with the Ginnie Mae Guide).

(j)Quality Control. The Borrower shall conduct quality control reviews of its servicing operations in accordance with industry standards and Agency requirements. Upon the reasonable prior written request of any Lender, the Borrower shall report to such Lender the internal quality control findings relating to servicing operations as such reports are finalized.

(k)Intellectual Property. The Borrower shall own or license or otherwise have the right to use all material Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which would not reasonably be expected to have a Material Adverse Effect.

(l)Further Assurances. The Borrower shall take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Administrative Agent may reasonably require from time to time in order (i) to give effect to the provisions of this Agreement and the other Loan Documents, (ii) to subject any of the Collateral to valid and perfected first priority Liens, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto the Administrative Agent and each Lender the rights now or hereafter granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by Requirements of Law, the Borrower (i) authorizes the Administrative Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of the Borrower at the expense of the Borrower, and (ii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of the Borrower.

(m)Special Affirmative and Negative Covenants Concerning Servicing Rights, Eligible Pledged Servicing Receivables and Advance Reimbursement Amounts.

(i)The Borrower shall defend the right, title and interest of the Administrative Agent, for the benefit of the Lenders, in and to the Servicing Rights pledged to the Administrative Agent, for the benefit of the Lenders, against the claims and demands of all Persons whomsoever, subject to the restrictions imposed by the Ginnie Mae Agency Requirements and the Acknowledgement Agreement.

(ii)The Borrower shall not assign, pledge, convey or encumber any Collateral to any other Person other than in respect of Permitted Collateral Liens and shall preserve the security interests granted hereunder and upon request by the Administrative Agent, undertake all actions which are necessary or appropriate, in the reasonable judgment of the Administrative Agent, to (x) maintain the Administrative Agent and the Lenders’ security interest (including the first priority thereof, subject only to Permitted Collateral Liens with respect to the related Eligible Pledged Servicing Receivables and other Collateral) in the Collateral in full force and effect at all times prior to the satisfaction of all Obligations under this Agreement (excluding any Unliquidated Obligations) and the release of the Administrative Agent’s and the Lenders’ lien in accordance with the terms and provisions of this Agreement, and (y) preserve and protect the Collateral and protect and enforce the rights of the Administrative Agent and the Lenders to the Collateral, including (1) the making or delivery of all filings and recordings (of financing or continuation statements), or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate and (2) causing to be marked conspicuously its master data processing records with a legend, acceptable to the Administrative Agent, evidencing that such security interest has been granted in accordance with this Agreement.

(iii)The Borrower shall diligently fulfill its duties and obligations under the Servicing Contracts in all material respects and shall not default in any material respect under any of the Servicing Contracts.

(iv)The Borrower shall diligently and timely collect and enforce in all material respects its Advance Reimbursement Amounts, Eligible Pledged Servicing Receivables and its servicing compensation under each Servicing Contract and cause the Borrower’s rights to collect Advance Reimbursement Amounts and Eligible Pledged Servicing Receivables under each Servicing Contract to remain in full force and effect except as otherwise contemplated hereby.

(v)The Borrower shall continue to maintain Fidelity Insurance in an aggregate amount at least equal to the greatest minimum amount required by any Agency with respect to the Borrower. The Borrower shall maintain Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Collateral. The Borrower shall notify the Administrative Agent of any material change in the terms of any such Fidelity Insurance.

(vi)The provisions of this Agreement shall continue to be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a valid security interest in all right, title, and interest of the Borrower in, to and under the Collateral, subject only to Permitted Collateral Liens.

(vii)Subject only to the Ginnie Mae Guide and the terms of the Acknowledgement Agreement, the Borrower shall continue to have the full right, power and authority to pledge the Servicing Rights to the Administrative Agent, for the benefit of the Lenders, and the pledge of such Servicing Rights may be further assigned without any requirement, except as may be specified in the Ginnie Mae Guide.

(viii)Without unreasonable delay after the Administrative Agent’s written request, the Borrower shall deliver to the Administrative Agent Mortgage Files for a statistically significant sample of the Mortgage Loans related to Collateral added or proposed to be added since the last Funding Date (such sample size to be determined by the Administrative Agent in its sole discretion).

(n)Maintenance of Property. The Borrower shall keep all Property and assets useful and necessary in its business in a condition satisfactory to allow the Borrower to perform its operations and free and clear of all Liens (other than Permitted Encumbrances).

(o)Use of Proceeds. Subject to any limitations contained in the Acknowledgement Agreement, the Borrower shall use the proceeds of the Loans to (i) fund the Borrower’s purchase of additional servicing portfolios; (ii) provide collateral for the Borrower’s warehouse lines of credit; or (iii) fund the acquisition of and performance of required servicing activities for additional servicing and/or servicing portfolios.

(p)Maintenance of Insurance by the Borrower. The Borrower shall at all times maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, errors and omissions insurance, comprehensive general liability, hazard, rent, worker’s compensation and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by the Agencies and any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(q)Servicing Facilities. The Borrower or its subservicer shall maintain adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans in accordance with the requirements of the Agencies.

(r)Anti-Money Laundering Laws. The Borrower shall conduct its operations in all material respects in compliance with the applicable Anti-Money Laundering Laws.

(s)No Prohibited Persons. Neither the Borrower nor any director, officer, agent or employee of the Borrower shall be a Person that is subject of any OFAC-administered sanctions, or shall be located, organized or resident in a country or territory that is the subject of OFAC-administered sanctions; and the Borrower will not, directly or indirectly, use the proceeds of the Loans hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund activities of or business with any Person, or in any country or territory, that at the time of such funding or facilitation, is the subject of OFAC-administered sanctions, or in a manner that would otherwise cause any Person (including any Person involved in or facilitating the Loans, whether as a Lender, the Administrative Agent, advisor, or otherwise) to violate any OFAC-administered sanctions.

(t)Foreign Corrupt Practices Act. Neither the Borrower nor any director, officer, agent or employee of the Borrower shall take any action, directly or indirectly, that would result in a violation by such persons of the FCPA; and the Borrower shall conduct its businesses in compliance with the FCPA and shall institute and maintain policies and procedures designed to ensure continued compliance therewith.

Section 7.02 Negative Covenants of the Borrower. The Borrower covenants and agrees with the Administrative Agent and each Lender that, so long as any Loan is outstanding and until all Obligations (other than Unliquidated Obligations) have been paid in full:

(a)Prohibition of Fundamental Changes. The Borrower shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution). The Borrower shall not, without the prior written consent of the Lenders, directly or indirectly alter, modify or otherwise change: (i) its current business operations; and (ii) its current mortgage loan origination platform (including but not limited to its process of mortgage loan acquisitions). The Borrower shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of its assets to any Person; provided, that the Borrower may after prior written notice to the Administrative Agent allow such action with respect to any Subsidiary which is not a material part of the Borrower’s overall business operations. Upon the occurrence of an Event of Default, the Borrower shall not create or acquire any Subsidiary without the prior written consent of the Lenders.

(b)Assignment. Except as permitted or contemplated by this Agreement, the Borrower shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber any of the Collateral or any interest therein. Notwithstanding the foregoing, provided that no Default or Event of Default shall have occurred and is continuing, the Borrower may sell Eligible Servicing Rights free and clear of Administrative Agent’s interest therein so long as the sale of such assets will not cause a Borrowing Base Deficiency in the sole discretion of the Administrative Agent. Upon any such sale, Administrative Agent agrees to release its interests hereunder in the sold Eligible Servicing Rights.

(c)Material Change in Business. The Borrower shall maintain its primary business as a residential mortgage servicer.

(d)Distributions. If an Event of Default has occurred and is continuing, the Borrower shall not pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower.

(e)Chief Executive Office; Legal Name; Jurisdiction of Organization. The Borrower shall not move its chief executive office from the address referred to in Section 6.01(t) or change its jurisdiction of organization or legal name unless, in each case, it shall have provided Administrative Agent 30 days’ prior written notice of such change.

(f)Transactions with Affiliates. The Borrower shall not enter into any transaction, including the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service, with any Affiliate unless such transaction is (i) not otherwise prohibited by this Agreement and (ii) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(g)Excess Servicing Spread. Any Excess Servicing Spread shall only be sold to an Existing Spread Owner or to a third party approved in writing by Administrative Agent in its sole discretion and in a manner that is in form and substance similar to the Borrower’s existing transactions involving excess servicing spreads; provided that such third party shall execute and deliver or affirm (i) an Intercreditor and Subordination Agreement, (ii) a Sold Excess Servicing Spread Purchaser Account Control Letter Agreement and (iii) a Control Agreement. Notwithstanding anything herein to the contrary, no Dedicated Account shall be subject to the control of any third party not in control of a Dedicated Account as of the Closing Date, unless such third party is approved by the Administrative Agent in writing in its sole discretion.

(h)Plan Assets. The Borrower shall not be an employee benefit plan as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, a “plan” as defined in and subject to Section 4975 of the Code or an entity deemed to hold the “plan assets” of any of the foregoing pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. The transactions contemplated by this Agreement will not be in violation of any Similar Law that is applicable to the Borrower.

(i)Modification of the Servicing Contracts. The Borrower shall not consent with respect to any Servicing Contracts to (i) the modification, amendment or termination of such Servicing Contracts in a manner that is materially adverse to the interests of the Administrative Agent and the Lenders, (ii) the waiver of any provision of such Servicing Contracts to the extent any such waiver is materially adverse to the interests of the Administrative Agent and the Lenders, (iii) the resignation of the Borrower as servicer under the Servicing Contracts or (iv) the assignment, transfer, or material delegation of any of its rights or obligations, under such Servicing Contracts, in the case of each of clauses (i)-(iv) above, without the prior written consent of Administrative Agent exercised in Administrative Agent’s sole good faith discretion. Notwithstanding anything to the contrary herein, Ginnie Mae has the absolute and unconditional right to modify the Ginnie Mae Guide at any time.

(j)Dedicated Accounts, Fee Collection Account and Advance Collection Account. Close or fail to continue to utilize the Dedicated Accounts, the Fee Collection Account and the Advance Collection Account.

Section 7.03 Notice of Certain Occurrences. The Borrower covenants and agrees with the Administrative Agent and each Lender that, so long as any Loan is outstanding and until all Obligations (other than Unliquidated Obligations) have been paid in full:

(a)Defaults. As soon as possible, but in any event within one (1) Business Day after a Responsible Officer of the Borrower has knowledge of any Default, the Borrower shall furnish to the Administrative Agent a written statement of a Responsible Officer of the Borrower setting forth details of such Default and no more than three (3) Business Days after a Responsible Officer of the Borrower has knowledge of any Default a written statement from a Responsible Officer of the Borrower setting forth the action that the Borrower has taken or proposes to take with respect to such Default.

(b)Litigation. Promptly after a Responsible Officer of the Borrower has knowledge thereof, and in any event within twenty (20) days after service of process on any of the following, the Borrower shall furnish to the Administrative Agent notice of any action, suit or proceeding instituted by or against the Borrower in any federal or state court or before any commission, regulatory body or Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $10,000,000, (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect, or (iv) requires filing with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934 and any rules thereunder.

(c)Judgments, Penalties and Fines. Promptly after a Responsible Officer of the Borrower has knowledge thereof, the Borrower shall furnish to the Administrative Agent notice of any individual judgments, penalties, fines or other amounts payable to the CFPB, any Governmental Authority (to the extent the Borrower is permitted to disclose such matters in accordance with Requirements of Law), any other state or federal governmental regulator or any other third party in excess of $25,000,000;

(d)Servicing Contract Transfer. Promptly, but in any event within three (3) Business Days, the Borrower shall notify the Administrative Agent of the transfer, termination or other loss of all or any part of any Servicing Contract related to any Servicing Rights (or the termination or replacement of the Borrower thereunder), the reason for such transfer, loss or replacement, if known to it and the effects that such transfer, loss or replacement will have (or will likely have) on the prospects for full and timely collection of all amounts owing to the Borrower under or in respect of the Borrower’s Servicing Contracts related to the Servicing Rights.

(e)Agency Notices. Unless the Borrower is prohibited by the Applicable Agency, any regulator, a Governmental Authority or a Requirement of Law from sharing due to confidentially restrictions, the Borrower shall promptly, but in any event within three (3) Business Days of receipt, furnish to the Administrative Agent (i) a copy of any notices it receives from any Agency indicating any adverse fact or circumstance in respect of the Borrower with respect to which adverse fact or circumstance such Agency, respectively, announce its intention to terminate or threatens in writing to terminate the Borrower with cause and (ii) a copy of any notice from any Agency indicating material breach, default or material non-compliance by the Borrower. For the avoidance of doubt, to the extent the Borrower is prohibited from sharing any of the notices referenced in clauses (i) and (ii) above but is not prohibited from sharing the substance of such notices, the Borrower shall promptly notify the Administrative Agent of the substance of such notices.

(f)Advance Verification Agent. Promptly after the replacement of the Advance Verification Agent, the Borrower shall furnish notice to Ginnie Mae.

ARTICLE VIII EVENTS OF DEFAULT

Section 8.01    Events of Default. The following events shall be “Events of Default”:

(a)The Borrower shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (i) all or any portion of the principal of the Loans or any mandatory prepayment, including any amount required to cure a Borrowing Base Deficiency pursuant to Section 2.09(c), or any amount payable pursuant to Section 3.04 of this Agreement or any interest on any Loan under this Agreement, (ii) any fee payable under the Fee Letter, and, in the case of this clause (ii), such failure continues for a period of two (2) Business Days or (iii) any indemnity or expense payable under this Agreement or any other Loan Document, and, in the case of this clause (iii), such failure continues for a period of two
(2) Business Days after written demand therefor;

(b)(i) The Borrower shall fail to comply with the requirements of Sections 7.01(b), 7.01(d), 7.01(e)(i), 7.01(e)(ii), 7.01(f)(i), 7.01(g), 7.01(h), 7.01(i), 7.01(m)(other than 7.01(m)(v)), 7.01(o), 7.01(r), 7.01(s), 7.02(t), 7.02 and 7.03, (ii) the Borrower shall fail to comply with the requirements of Sections 7.01(m)(v) or 7.01(p) and such failure shall remain unremedied for two (2) Business Days (provided that, in the case of Sections 7.01(m)(v) and 7.01(p), such two (2) Business Day cure right shall only apply to the extent no material loss has been incurred by the Borrower as a result of such non-compliance) or (iii) the Borrower shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and such failure shall remain unremedied for 30 days after the earlier of the date a Responsible Officer of the Borrower has knowledge of such failure and the date written notice of such default shall have been given by the Administrative Agent to the Borrower;

(c)Any representation, warranty or certification made or deemed made herein or in any other Loan Document by the Borrower or any certificate furnished to the Administrative Agent and the Lenders pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect (unless such representation or warranty is qualified by materiality and then, in any respect) as of the time made or furnished and such false or misleading statement was not corrected in a subsequent writing delivered to the Administrative Agent or otherwise remedied in a manner satisfactory to the Administrative within five (5) Business Days after the earlier of the date a Responsible Officer of the Borrower has knowledge of such false or misleading statement and the date written notice of such false and misleading statement shall have been given by the Administrative Agent to the Borrower; provided, that the Borrower shall not be permitted to correct or remedy any representations and warranties made (i) with actual knowledge that they were materially false or misleading at the time made or (ii) any representation, warranty or certification made or deemed made pursuant to Sections 6.01(a), 6.01(b), 6.01(c), 6.01(g), 6.01(h) and 6.01(l);

(d)(1) The failure of the Borrower to be an approved servicer under the guidelines of Ginnie Mae with respect to any Eligible Pledged Servicing Receivables, (2) the Borrower is involuntarily terminated as servicer with respect to any Eligible Pledged Servicing Receivables, (3) the Borrower shall cease to be approved by or its approval shall be revoked, rescinded, halted, eliminated, withdrawn, annulled, repealed, voided or terminated by Ginnie Mae as an approved seller/servicer or lender or (4) the failure of the Borrower to maintain Ginnie Mae net worth requirements and such failure is unwaived by Ginnie Mae;

(e)The Borrower, Mr. Cooper Group, or any Subsidiary of Mr. Cooper Group shall be in default under, or fail to perform as required under, any note, indenture, repurchase agreement, loan and security agreement, credit facility, guaranty, swap agreement or any other contract to which it is a party, including, without limitation, any Lender Indebtedness, and such note, indenture, repurchase agreement, loan and security agreement, credit facility, guaranty, swap agreement or other contract, other than any Lender Indebtedness, is in excess of
$25,000,000, which default (i) involves the failure to pay a matured obligation, or (ii) permits the acceleration of the maturity of obligations or permits the prepayment of any indebtedness thereunder by any other party to or beneficiary of such note, indenture, repurchase agreement, guaranty, swap agreement or other contract;

(f)The Administrative Agent, for the benefit of the Lenders, does not, or ceases to, have a first priority perfected security interest in any of the Collateral, subject only to Permitted Collateral Liens, other than as a result of a release of such security interest by the Administrative Agent or in connection with a transaction that is permitted by this Agreement;

(g)Any final judgment or order for the payment of money in excess of
$10,000,000 shall be rendered against the Borrower, by a court, administrative tribunal or other body having jurisdiction over them and the same shall not be satisfied or discharged (or provisions shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof or, if a stay of execution is procured, thirty (30) days from the date such stay is lifted;

(h)(1) The Borrower files a voluntary petition in bankruptcy, seeks relief under any provision of any Insolvency Law or consents to the filing of any petition against it under any such law; (2) a proceeding shall have been instituted by any Person in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Borrower in an involuntary case under any applicable Insolvency Law, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of the Borrower, or for any substantial part of its Property, or for the winding-up or liquidation of its affairs and the Borrower shall have failed to obtain a relief (including a dismissal) or a stay of such involuntary proceeding within thirty (30) days; (3) the admission in writing by the Borrower of its inability to pay its debts as they become due; (4) the Borrower consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official, of all or any part of its Property or any custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official takes possession of all or any part of the Property of the Borrower; (5) the Borrower makes an assignment for the benefit of any of its creditors; or (6) the Borrower generally fails to pay, or admits in writing its inability to pay, its debts as they become due;

(i)Any Loan Document ceases to be in full force and effect or the Borrower shall contest the validity or enforceability of any provision of any Loan Document; or the Borrower shall deny in writing that it has any or further liability or obligation under any Loan Document or shall purport to revoke, terminate or rescind in writing any provision of any Loan Document that materially impairs any Lender’s rights and remedies thereunder;

(j)A Change of Control occurs without the prior written consent of the Administrative Agent and the Required Lenders and the Administrative Agent (at the direction of the Required Lenders acting in their sole discretion) declares in writing that such Change of Control is “Event of Default” hereunder; or

(k)(1) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Employee Plan, (2) any failure to satisfy the minimum funding standards of Section 302 of ERISA, whether or not waived, shall exist with respect to any Employee Plan, (3) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Employee Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Lenders, likely to result in the termination of such Employee Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a) of ERISA is given, or the continuance of such proceedings for ten (10) days after commencement thereof, as the case may be, (4) any Employee Plan shall terminate for purposes of Title IV of ERISA, (5) any withdrawal liability to a Multiemployer Plan shall be incurred by the Borrower or any of its Subsidiaries or (6) any other event or condition shall occur or exist; and in each case in clauses
(1)through (6) above, such event of condition, together with all other such events or conditions, if any, is likely to subject the Borrower or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Borrower or any of its Subsidiaries; or

(l)any materially adverse change in the property, business or financial condition of the Borrower shall occur, in each case as determined by the Administrative Agent in its sole discretion, or any other condition shall exist which, in the Administrative Agent’s sole discretion, constitutes a material impairment of the Borrower’s ability to perform its obligations under this Loan Agreement or related documents.

Section 8.02    Remedies.

(a)Optional Acceleration. If an Event of Default (other than an Event of Default described in Section 8.01(h)) has occurred and is continuing, the Administrative Agent may (or at the direction of the Required Lenders shall) by written notice to the Borrower, terminate the Facility and declare all Loans and all other Obligations to be immediately due and payable.

(b)Automatic Acceleration. If an Event of Default described in Section 8.01(h) has occurred and is continuing, the Facility shall be automatically terminated and the Loans and all other Obligations shall be immediately due and payable upon the occurrence of such event, without demand or notice of any kind.

(c)Remedies. If an Event of Default has occurred and is continuing, the Administrative Agent, for the benefit of the Lenders, in addition to all other rights and remedies under this Agreement or otherwise, shall have all other rights and remedies provided under the UCC of each applicable jurisdiction and other Requirements of Laws, which rights shall be cumulative (but shall be subject to the rights of any Agency, as applicable, with respect to the related Servicing Rights). The Borrower agrees, if an Event of Default has occurred and is continuing and following notice from the Administrative Agent, to assemble, at its expense, all of the

Collateral that is in its possession (whether by return, repossession, or otherwise) at a place designated by the Administrative Agent. All out-of-pocket costs incurred by the Administrative Agent in the collection of all Obligations, and the enforcement of its rights hereunder, including attorneys’ fees and legal expenses, shall constitute Obligations. Without limiting the foregoing, if an Event of Default has occurred and is continuing and the Administrative Agent has accelerated the Loans pursuant to this Section 8.02, the Administrative Agent may, to the fullest extent permitted by Requirements of Law, without notice, advertisement, hearing or process of law of any kind, (i) enter upon any premises where any of the Collateral which is in the possession of the Borrower (whether by return, repossession, or otherwise) may be located and take possession of and remove such Collateral and (ii) sell any or all of such Collateral, free of all rights and claims of the Borrower therein and thereto, at any public or private sale. Any such sale shall be conducted in a commercially reasonable manner and in accordance with Requirements of Law. The Borrower hereby expressly waives, to the fullest extent permitted by Requirements of Law, any and all notices, advertisements, hearings or process of law in connection with the exercise by the Administrative Agent of any of its rights and remedies if an Event of Default has occurred and is continuing. The Administrative Agent shall have the right (but not the obligation) to bid for (including by Credit Bid) and purchase any or all Collateral at any public or private sale. The Borrower hereby agrees that in any sale of any of the Collateral, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of Requirements of Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority, and the Borrower further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner. The Administrative Agent shall not be liable for any sale, private or public, conducted in accordance with this Section 8.02(c). If an Event of Default has occurred and is continuing, and upon acceleration of the Loans hereunder, the Loans and all other Obligations shall be immediately due and payable, and collections on the Eligible Pledged Servicing Receivables or Advance Reimbursement Amounts and proceeds of sales and securitizations of Eligible Pledged Servicing Receivables or Advance Reimbursement Amounts, and other Collateral will be used to pay the Obligations, with any balance remaining from such collections and proceeds paid by the Administrative Agent to the Borrower.

(d)The Borrower hereby acknowledges and agrees that the Obligations of the Borrower under this Agreement and the other Loan Documents constitute full recourse obligations of the Borrower.

(e)Right to Realize on Collateral. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of Lenders, in accordance with the terms hereof and all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.

(f)The exercise of all remedies under this Section 8.02 is subject to the terms, conditions and limitations set forth in the Acknowledgment Agreement.

ARTICLE IX AGENT
Section 9.01 Appointment of Administrative Agent. Each Lender hereby appoints
Morgan Stanley Mortgage Capital Holdings LLC as the Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Morgan Stanley Mortgage Capital Holdings LLC to act as its agent in accordance with the terms hereof, including, Section 9.03, and the other Loan Documents. The provisions of this Article IX are solely for the benefit of the Administrative Agent and Lenders and, except as set forth in this sentence, the Borrower shall not have any rights, obligations or duties as a third party beneficiary of any of the provisions of this Article IX and none of the provisions of this Article IX shall affect any rights of the Borrower hereunder. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower.

Section 9.02 Rights as Lender. With respect to its Pro Rata Share of the Loans made by it, if any, the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or one of the Required Lenders. With respect to its participation in the Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisor capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Powers and Duties. Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Loan Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or in any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or of any of the other Loan Documents except as expressly set forth herein or therein.

Section 9.04    General Immunity.

(a)No Responsibility for Certain Matters. The Administrative Agent shall not be responsible for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to Lenders or by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Borrower or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default.

(b)Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to any Lender for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by the Administrative Agent’s gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final, non- appealable order. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or with any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 12.01) and, upon receipt of such instructions from the Required Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of its attorneys, accountants, experts and other professional advisors selected by it; (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 12.01); and (iii) no action taken or omitted by the Administrative Agent shall be considered to have resulted from the Administrative Agent’s gross negligence, bad faith or willful misconduct if such action or omission was done at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in any other Loan Document).

Section 9.05    Reserved.

Section 9.06    Lenders’ Representations, Warranties and Acknowledgment.

(a)Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower in connection with the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

(b)Each Lender, by delivering its signature page to this Agreement and funding its Loan on the Closing Date or any other funding date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, the Required Lenders or the Lenders, as applicable on the Closing Date or such other funding date. Each Lender acknowledges that by agreeing to fund the Loans on any Funding Date, such Lender agrees that all conditions precedent to such Loan have been met on such Funding Date.

Section 9.07 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally, but not jointly, agrees to indemnify the Administrative Agent, its Affiliates and their respective officers, partners, directors, trustees, employees and agents (each, an “Indemnitee Agent Party”), and hold such Indemnitee Agent Party harmless to the extent that such Indemnitee Agent Party shall not have been reimbursed by the Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including documented out-of-pocket costs and expenses and all reasonable counsel fees) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Loan Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 9.08    Reserved.

Section 9.09 Delegation of Duties. The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates and their respective officers, partners, directors, trustees, employees and agents. The exculpatory provisions of this Article IX shall apply to any such sub agent and to such other parties as are listed above.

Section 9.10 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Insolvency Law or any other judicial proceeding relative to the Borrower or the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower), the Administrative Agent shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding;

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Agent under Loan Documents. Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Collateral and the Loan Documents. Subject to Section 12.01, without further written consent or authorization from the Lenders, the Administrative Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 12.01) have otherwise consented.

ARTICLE X ASSIGNMENT
Section 10.01 Restrictions on Assignments.

(a)The Borrower shall not assign its rights hereunder or any interest herein without the prior written consent of each Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.07, Indemnified Party under Section 11.01 their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of the Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of the Loans):

(i)to any Person meeting the criteria of clause (i)(a) of the definition of the term “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; and

(ii)to any Person otherwise constituting an Eligible Assignee with the prior written consent of the Administrative Agent and solely to the extent no Event of Default is continuing, the prior written consent of the Borrower (which acceptance shall be deemed to have been given if the Borrower has not responded within five (5) Business Days of receipt by a Responsible Officer of the Borrower of a written request for such acceptance); provided, each such assignment pursuant to this Section 10.01(b)(ii) shall be in an aggregate amount of not less than $5,000,000.

(c)Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to the Administrative Agent and the Borrower an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to Section 3.04.

(d)Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, and upon receipt of the processing fee described below in Section 10.01(f), the Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Borrower and shall maintain a copy of such Assignment Agreement.

(e)Representations and Warranties of Lenders and Assignees. Each Lender, upon execution and delivery hereof or, upon executing and delivering an Assignment Agreement, each assignee Lender, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) such assignment is subject to the Acknowledgement

Agreement; (ii) in the case of an assignee Lender, it is an Eligible Assignee; (iii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Loans, as the case may be; (iv) it will make or invest in, as the case may be, its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.01, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control); and (v) such Lender is in compliance with all U.S. economic sanctions laws, executive orders and implementing regulations as promulgated by OFAC, including with regard to the source of funds used to make any Loan hereunder.

(f)Effect of Assignment. Subject to the terms and conditions of this Section 10.01, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 12.09) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender. The Administrative Agent shall receive a processing fee in the amount of $3,500 payable by the applicable assignee Lender upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such assignee Lender.

(g)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and such pledge or assignment of a security interest is subject to the Acknowledgement Agreement.

Section 10.02 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Requirements of Law, at any time (and from time to time) sell to one or more banks or other entities (each a “Participant”), participating interests in any Loan owing to such Lender, any Note held by such Lender, or any other interest of such Lender under this Agreement or the other Loan Documents. In the event of any such sale by such Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder and under the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the Borrower for the performance of such obligations; and (iii) such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for the purposes under the Loan Documents. All amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests. The Borrower and such Lender shall continue to deal solely and directly with each other in connection with such Lender’s rights and obligations under the Loan Documents. Each Lender shall, acting solely for this purpose as agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan, Notes or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any other information relating to a Participant’s interest in any commitments, Loans, Notes, letters of credit or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, Loan, Note, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 10.03 Voting Rights of Participants. The Required Lenders shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents; provided, that any amendment, modification, or waiver with respect to any Loan in which such Participant has an interest which (i) forgives principal, interest, or fees or reduces the interest rate, principal amount or fees payable with respect to any such Loan, (ii) extends the Maturity Date, (iii) increases the Committed Facility Amount, (iv) postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Loan or (v) releases all or substantially all of the Collateral (other than as expressly permitted pursuant to the Loan Documents), shall, in each such case, require the consent of the Participants representing, in the aggregate, more than fifty percent (50%) of the participation interests in the Loans.

Section 10.04 Maintenance of Register; Transfer. The Administrative Agent shall, acting solely for this purpose as agent of the Borrower, establish and maintain (i) a record of ownership (the “Register”) in which the Administrative Agent shall register by book entry the interest (including any rights to receive payment hereunder) of each Lender in each Loan, and any assignment (or reassignment) of all or any portion of such interest, obligation or right and accounts in the Register in accordance with its usual practice in which it shall record (x) the name and address of each Lender (or assignee, if applicable), (y) the amount of any principal or interest on each Loan due and payable or paid and (z) any other payment received by each Lender (or assignee, if applicable) from the Borrower with respect to any Loan. Notwithstanding anything to the contrary contained herein, (i) each Loan is a registered obligation, (ii) the right, title and interest of each Lender (or assignee, if applicable) in and to such Loan shall be transferable only upon notation of such transfer in the Register and (iii) no assignment thereof shall be effective until recorded therein. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower or its agent shall treat each Person whose name is recorded in the Register as the Lenders (or assignee, if applicable) for all purposes of each Loan. This Section 10.04 shall be construed so that each Loan (and each Note evidencing such Loan) is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, including but not limited to U.S. Treasury Regulations Sections 5(f).103-1(c) and 1.871-14(c), and any corresponding provisions of succeeding law. Information contained in the Register shall be available for access by the Borrower and each Lender (or assignee, if applicable, and with respect to each Lender, access shall only be granted with respect to such Lender’s Loans) during normal business hours and from time to time upon reasonable advance notice.

ARTICLE XI INDEMNIFICATION

Section 11.01 Indemnities by the Borrower. Without limiting any other rights which any such Person may have hereunder or under Requirements of Law, but except as otherwise set forth herein, the Borrower hereby agrees to indemnify and hold harmless, the Administrative Agent, the Lenders, their Affiliates, successors, permitted transferees and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities, obligations, penalties, judgments and related costs and expenses, including reasonable and documented attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or resulting from this Agreement, the other Loan Documents, or any transaction contemplated hereby or thereby or arising out of or relating to the Borrower’s origination and servicing practices or failure to maintain any governmental approvals or licensing with respect to the Mortgage Loans, other than (a) Indemnified Amounts to the extent a court of competent jurisdiction determines (in a final, non-appealable determination) that they resulted from gross negligence, bad faith or willful misconduct on the part of such Indemnified Party, (b) Excluded Taxes (other than any incremental Taxes arising solely by reason of a breach by the Borrower of its obligations under this Agreement), and (c) any lost profits or indirect, exemplary, punitive or consequential damages of any Indemnified Party. In any suit, proceeding or action brought by any Lender in connection with any Collateral for any sum owing thereunder, or to enforce any provisions of any Collateral, the Borrower will save, indemnify and hold the Administrative Agent and the Lenders harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Borrower. Under no circumstances shall any Indemnified Party be liable to the Borrower for any lost profits or indirect, exemplary, punitive or consequential damages. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 11.02 General Provisions. If for any reason the indemnification provided above in Section 11.01 (and subject to the limitations on indemnification contained therein) is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless on the basis of public policy, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

The provisions of this Article XI shall survive the termination of this Agreement and the payment of the Obligations

ARTICLE XII MISCELLANEOUS
Section 12.01 Amendments, etc.

(a)No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Fee Letter), and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, that no amendment, waiver or consent shall without the written consent of each Lender or each Lender adversely affected thereby, in each case, as required below:

(ix)(A) reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee or any other amount payable for the account of any Lender, or (B) postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees (but not prepayment) on, the Loans payable to any Lender, in each case, without the written consent of such Lender;

(x)change the percentage of the commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;

(xi)amend the definition of “Required Lenders” without the written consent of each Lender; amend the definition of “Pro Rata Share” without the written consent of each Lender affected thereby;

(xii)release all or substantially all of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents) or subordinate any Lien granted in favor of the Administrative Agent for the benefit of the Lenders without the written consent of each Lender;

(xiii)amend, modify or waive this Section 12.01 of this Agreement without the written consent of each Lender; or

(xiv)amend, modify or waive Sections 2.09(a) or 3.02 of this Agreement without the written consent of each Lender;

(xv)amend, modify or waive Sections 5.01 or 5.02 of this Agreement without the written consent of each Lender;

(xvi)amend the definition of “Borrowing Base” or any definition used therein without the written consent of each Lender; or

(xvii)amend, waive or consent to any provision of this Agreement to permit the Borrower or any of its Affiliates to (A) purchase Loans on a non-pro rata basis, (B) become an Eligible Assignee pursuant to Section 10.04 and/or (C) make offers to make optional prepayments on a non-pro rata basis without the written consent of each Lender.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall (1) unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents and (2) be made other than by a solicitation of all Lenders that have a right to consent, in a manner that treats all such Lenders in the same manner, and (B) any consent fee or other consideration payable in connection with any amendment, waiver or consent shall be payable ratably to all Lenders who consent to such requested amendment, waiver or consent.

(b)If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender adversely affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase at the par value and for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender and to comply with the requirements of Section 10.01, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-

Consenting Lender by the Borrower hereunder to and including the date of termination, and, upon such payment, such Non-Consenting Lender shall be immediately terminated without further action from any Person.

Section 12.02 Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be (1) personally delivered or sent by certified mail or overnight air courier, or postage prepaid, to the intended party at the address or facsimile number of such party set forth opposite its name on Schedule 12.02 or at such other address as shall be designated by such party in a written notice to the other parties hereto or (2) in the case of all notices and other communications other than Notices of Borrowing and notices under Section 7.03(a), posted to a data site with an email notification to the Administrative Agent on behalf of each Lender. All such notices and communications shall be effective, (i) if personally delivered, when received, (ii) if sent by overnight air courier, the next Business Day after delivery to the related air courier service, if delivery is guaranteed as of the next Business Day, (iii) if made available by the Borrower by uploading and posting to an agreed upon data site, once posted, and (iv) if sent by certified mail, three (3) Business Days after having been deposited in the mail, postage prepaid, if sent during business hours (if sent after business hours, then on the next Business Day) except that notices and communications pursuant to Article II shall not be effective until received. In addition to the available means of delivering notice above, all notices and other communication provided for hereunder shall, unless stated otherwise herein, be in writing and shall be effective when sent via email during business hours to the Borrower at jeff.neufeld@nationstarmail.com with a copy to the general counsel of the Borrower at tony.villani@nationstarmail.com, to the Administrative Agent at resifsl_nonqm@morganstanley.com and fsl_non_agency_neon@morganstanley.com with copies to wltapes@morganstanley.com and to the Lenders at the email addresses set forth on Schedule 12.02, once receipt has been confirmed by electronic means (if sent via email after business hours, then on the next Business Day).

Section 12.03 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders, and their respective successors and assigns, provided, that nothing in the foregoing shall be deemed to authorize any assignment not permitted in Section 10.01.

(a)GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH BY ITS TERMS APPLIES TO THIS AGREEMENT).

(b)EACH PARTY HERETO HEREBY SUBMITS TO THE NON- EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.    EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT IN THE BOROUGH OF MANHATTAN, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, OR ANY DOCUMENT DELIVERED PURSUANT HERETO BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO ITS RESPECTIVE ADDRESS SPECIFIED AT THE TIME FOR NOTICES UNDER THIS AGREEMENT OR TO ANY OTHER ADDRESS OF WHICH IT SHALL HAVE GIVEN WRITTEN OR ELECTRONIC NOTICE TO THE OTHER PARTIES. THE FOREGOING SHALL NOT LIMIT THE ABILITY OF ANY PARTY HERETO TO BRING SUIT IN THE COURTS OF ANY OTHER JURISDICTION.

(c)EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS

WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 12.03(c) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 12.04 Entire Agreement. This Agreement and the Loan Documents embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understanding relating to the matters provided for herein.

Section 12.05 Acknowledgement. Each party hereto hereby acknowledges that:

(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the Note and the other Loan Documents to which it is a party;

(b)the Administrative Agent and the Lenders have no fiduciary relationship to the Borrower, and the relationship between the Borrower and the Administrative Agent and each Lender is solely that of debtor and creditor; and

(c)no joint venture exists among or between the Lenders and the Borrower.

Section 12.06 Captions and Cross References. The various captions (including the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except as the context requires, any references in this Agreement to any Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be.

Section 12.07 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.08 Confidentiality.

(a)The Administrative Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Borrower pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided, that nothing herein shall limit the disclosure by the Administrative Agent or any Lender of any such information (i) to its Affiliates and Affiliate Funds and to its and its Affiliates’ and Affiliate Funds’ respective equityholders (including partners), directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.08); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.08; (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority whether by subpoena or similar legal process; (v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify the Borrower; (vi) to the extent necessary in connection with any litigation to which the Administrative Agent or any Lender is a party; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (viii) with the consent of the Borrower. Notwithstanding the foregoing, there shall be no duty to protect the confidentiality of information that: (a) is already known to the Administrative Agent or any Lender (as applicable) or is already in its or their possession prior to disclosure by the Borrower; (b) becomes available to the Administrative Agent or any Lender (as applicable) from a source other than the Borrower; (c) is or becomes publicly available (other than as a result of disclosure by the Administrative Agent or any Lender in breach of the terms herein); or (d) is independently developed by the Administrative Agent or any Lender (as applicable) without reference to the information disclosed by the Borrower.

(b)The Borrower shall not issue any news releases and/or publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and/or other appropriate media except (i) disclosures required by Requirements of Law, regulation, legal process or the rules of the Securities and Exchange Commission or (ii) with the prior approval of the Administrative Agent. Notwithstanding the foregoing, Administrative Agent, and the Lenders may, with the consent of the Borrower (not to be unreasonably withheld), publish or disseminate general information describing the size and maturity of credit facility evidenced hereby and the name of the Borrower in any “tombstone” or comparable advertising materials on its website or in other of Administrative Agent’s or such Lender’s marketing materials (but shall not so publish or disseminate the name of any other Lender without such Lender’s prior written consent); provided, that once the Borrower provides its consent to the form and content of any “tombstone” or comparable advertisement materials, the Administrative Agent may continue to publish or disseminate such approved “tombstone” materials until the Borrower revokes its consent in writing.

Section 12.09 Survival. Any provision hereof that by the express terms state that they shall survive the repayment of the Loans and/or the termination of this Loan Agreement shall so survive. In addition, each representation and warranty made, or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and the Administrative Agent and each Lender shall not be deemed to have waived, by reason of making any Loan, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, except to the extent that the Borrower provided the Administrative Agent prior written notice that such representation or warranty was false or misleading at the time such Loan was made.

Section 12.10 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 12.11 Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Lenders (or to the Administrative Agent, on behalf of Lenders), or the Lenders (or to the Administrative Agent on behalf of the Lenders) enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 12.12 Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 12.13 Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly after receipt of an invoice (a) all the Administrative Agent’s reasonable out-of-pocket costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to the Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (c) all the out-of-pocket costs and expenses of creating and perfecting Liens in favor of the Administrative Agent, for the benefit of the Lenders; (d) all the Administrative Agent’s reasonable out-of-pocket costs and expenses for and disbursements of any of the Administrative Agent’s, auditors, accountants, consultants or appraisers whether internal or external (including those incurred in connection with the custody or preservation of any of the Collateral); (e) all the reasonable out-of-pocket costs and expenses in connection with the custody or preservation of any of the Collateral; and (f) after the occurrence of a Default or an Event of Default, all out-of-pocket costs and expenses and all attorneys’ fees and costs of settlement, incurred by the Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from the Borrower hereunder or under the other Loan Documents by reason of such Default or Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 12.14 Successor Administrative Agent.

(a)The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and the Borrower. Upon any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) so long as no Event of Default has occurred and is continuing (in which case the Borrower’s consent is not required), to appoint a successor administrative agent; provided, that if an Event of Default has occurred and is continuing or no successor administrative agent has been agreed upon within thirty (30) days following receipt of notice of such resignation, then such resignation shall nonetheless become effective (except that the retiring Administrative Agent shall continue to hold the Collateral and all liens and security interest therein for the benefit of the Lenders until a successor administrative agent is appointed) and the Required Lenders shall appoint a successor in consultation with the Borrower (except that no consultation shall be required if an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor administrative agent, that successor administrative agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor administrative agent all sums and items of Collateral held under the Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor administrative agent under the Loan Documents, and (ii) execute and deliver to such successor administrative agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor administrative agent of the security interests created under the Loan Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Article IX and Sections 11.01 and 12.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b)Notwithstanding anything herein to the contrary, the Administrative Agent may assign its rights and duties as Administrative Agent hereunder to one of its Affiliates without the prior written consent of, or prior written notice to, the Borrower or the Lenders; provided, that the Borrower and the Lenders may deem and treat such assigning Administrative Agent as the Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to the Borrower and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Loan Documents.

Section 12.15 Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective signatories thereunto duly authorized, as of the date first above written

NATIONSTAR MORTGAGE LLC, as Borrower

By:    /s/ Pedro Alvarez
Name:    Pedro Alvarez
Title:    SVP Treasurer

MORGAN STANLEY MORTGAGE CAPITAL
HOLDINGS LLC, as Administrative Agent

By:    /s/ Darius Houseal
Name:    Darius Houseal
Title:    Authorized Signatory

MORGAN STANLEY BANK, N.A., as Lender

By:     /s/ Michael A. Calandra, Jr.
Name:    Michael A. Calandra, Jr.
Title:    Authorized Signatory

SCHEDULE I

DEFINITIONS

1.1 Definitions. As used in this Agreement the following terms have the meanings as indicated:

“Acknowledgement Agreement” means an Acknowledgement Agreement, by and among Ginnie Mae, the Borrower and the Administrative Agent as secured party, pursuant to which Ginnie Mae acknowledges the security interest of the Administrative Agent, for the benefit of the Lenders, in the Borrower’s rights under the Servicing Contracts related to pools of mortgage loans securitized with Ginnie Mae, in the form agreed by the Administrative Agent, the Lenders, the Borrower and Ginnie Mae together with any amendments and addenda thereto.

“Administrative Agent” has the meaning set forth in the preamble.

“Administrative Agent’s Account” means the account from time to time designed by Administrative Agent as the “Agent’s Account.”

“Advance” means any or all of an MBS Advance, Corporate Advance or Escrow Advance.

“Advance Collection Account” means deposit account number 550386707 established by the Borrower at the Advance Collection Bank and which shall be subject to a “Blocked Account Control Agreement.

“Advance Collection Account Bank” means any financial institution mutually acceptable to Administrative Agent and Borrower.

“Advance Reimbursement Amounts” means with respect to any Advance, any amount that the Borrower collects on a Mortgage Loan, withdraws from a custodial account in accordance with the applicable Servicing Agreement, or receives from any Person that purchases or acquires the related Mortgage Loan, to reimburse any such Advance, including any Liquidation Proceeds, the FHA Claims Proceeds, PIH Claim Proceeds, USDA Claim Proceeds or VA Claim Proceeds.

“Advance Verification Agent” means an independent certified public accountant, or any other verification agent selected by the Borrower and consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld), or its successor as verification agent under the Advance Verification Agent Letter.

“Advance Verification Report” means the report delivered by the Advance Verification Agent pursuant to the Advance Verification Agent Letter.

“Advance Verification Agent Letter” means the letter agreement among the Borrower, the Lender and the Advance Verification Agent, regarding the scope of services, as the same relate to the services to be provided by the Advance Verification Agent in respect of the Eligible

Pledged Servicing Receivables, and any other agreement with the Verification Agent, in each case in form and substance as approved by the Borrower and the Agent.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person.

“Agency” means each of Fannie Mae, Freddie Mac and Ginnie Mae.

“Agency Guide” means, with respect to (1) Fannie Mae, the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide, as amended from time to time, (2) Freddie Mac, the Single-Family Seller/Servicer Guide, as amended from time to time and (3) with respect to Ginnie Mae, the Ginnie Mae MBS Guide, as amended from time to time.

“Agreement” has the meaning set forth in the preamble.

“Alternative Rate” means a rate of interest equal to the sum of (a) the Federal Funds Rate, (b) a margin equal to the average spread between the Federal Funds Rate and LIBOR for the ninety (90) days immediately preceding the first date on which the Alternative Rate is applicable plus (c) the Applicable Margin; provided, that the sum of (a) and (b) shall not be less than one-half of one percent (0.5%).

“Ancillary Income” means all money which is due and payable in connection with the servicing of each Mortgage Loan other than the servicing fees and specifically including late charge fees, assignment transfer fees, insufficient funds check charges, amortization schedule fees, interest from escrow accounts and all other incidental fees and charges and any Float Benefit, in each case, to the extent such amounts are allocable to a Mortgage Loan.

“Applicable Margin” has the meaning given to it in the Fee Letter.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by the Administrative Agent.

“Borrower” has the meaning set forth in the preamble.

“Borrowing Base” means, at any time, the sum of (a) product of (i) the MSR Advance Rate and (ii) the most recently determined aggregate Market Value of the Eligible Pledged Servicing Receivables minus the Market Value of any Excess Servicing Spread sold to a Sold Excess Spread Purchaser, plus (b) the product of (i) the current MBS Advance Rate and (ii) the aggregate amount of the Eligible MBS Advances, plus (c) the product of (i) the current Corporate Advance Rate and (ii) the aggregate amount of the Eligible Corporate Advances, and plus (d) the product of (i) the current Escrow Advance Rate and (ii) the aggregate amount of the Eligible Escrow Advances.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit A signed by a Responsible Officer of the Borrower and setting forth (i) the valuation of (a) the Eligible Pledged Servicing Receivables and (b) the Excess Servicing Spread sold to a Sold Excess Spread Purchaser, in each case, as set forth in the most recent Valuation Report delivered to the Administrative Agent, (ii) the then current (or expected) balance of all Eligible MBS Advances, Eligible Corporate Advances and Eligible Escrow Advances and the unpaid principal balance of the Mortgage Loans relating to the Eligible Pledged Servicing Receivables and (iii) such other data and information as mutually agreed between the Borrower and the Administrative Agent.

“Borrowing Base Deficiency” means the circumstance that exists, as of any Business Day, in the event that the Outstanding Aggregate Loan Amount exceeds the Borrowing Base by
$250,000 or more.

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the States of New York, Texas or Delaware, or with respect to any One- Month LIBOR Rate provisions, London, England, are required or authorized by law to be closed.

“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP consistently applied.

“Cash Equivalents” means (i) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof, (ii) certificates of deposit and eurodollar time deposits with weighted average maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000 and a rating of at least A+ from S&P and A1 from Moody’s, (iii) repurchase obligations of any commercial bank satisfying the requirements of clause (ii) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (iv) securities with weighted average maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A+ by S&P or A1 by Moody’s, (v) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (ii) of this definition or, (vi) shares of 2-a7 money market mutual funds rated AAA by Moody’s & S&P that have a weighted average maturity of 90 days or less or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (v) of this definition.

“CFPB” means the Consumer Financial Protection Bureau, an agency of the United States, or any successor thereto.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) less than 100% of the Borrower’s equity securities are owned, directly or indirectly, by Mr. Cooper Group, or (b) a sale of all or substantially all of the assets of the Borrower.

“Closing Date” means the date on which all Loan Documents are executed by the Borrower and the Lenders and all of the conditions set out in Section 5.01 are satisfied or waived by Lenders.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in Section 4.01.

“Committed Facility Amount” has the meaning given to it in the Fee Letter.

“Compliance Certificate” means a certificate in form acceptable to the Administrative Agent substantially in the form of Exhibit 7.01 hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Control Agreement” means, (i) with respect to a Dedicated Account, the “Account Control Agreements” set forth on Schedule I to the Sold Excess Servicing Spread Purchaser Account Control Letter Agreement, (ii) with respect to the Fee Collection Account a “Shifting Account Control Agreement” among the Administrative Agent, the Borrower and the Fee Collection Account Bank (iii) with respect to the Advance Collection Account a “Blocked Account Control Agreement” among the Administrative Agent, the Borrower and the Advance Collection Account Bank and (iv) after the Closing Date, any other “Account Control Agreement” with respect to the Fee Collection Account, Advance Collection Account or a Dedicated Account, in form and substance acceptable to Administrative Agent in its sole discretion, , in each case, as they may be amended, supplemented or otherwise modified from time to time.

“Control Notice” means a “shifting control notice,” an “access termination notice” or such similar term as defined in any Control Agreement.

“Copyrights” means any and all rights in any published and unpublished works of authorship owned by the Borrower, including (i) copyrights and moral rights, (ii) all renewals, extensions, restorations and reversions thereof, (iii) copyright registrations and recordings thereof and all applications in connection therewith, (iv) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (v) the right to sue for past, present, and future infringements thereof, and (vi) all of the Borrower’s rights corresponding thereto throughout the world.

“Corporate Advance” means any advance disbursed by or on behalf of the Borrower in its capacity as servicer with respect to any Mortgage Pool as required by the Ginnie Mae Contract with respect to any related Mortgage Loan (other than amounts advanced as MBS Advances or Escrow Advances).

“Corporate Advance Rate” has the meaning given to it in the Fee Letter.

“Credit Bid” means, an offer submitted by the Administrative Agent (on behalf of the Lenders), at the request of the Required Lenders, to acquire all or any portion of the Collateral in exchange for and in full and final satisfaction of all or a portion (as determined by the Administrative Agent, at the request of the Required Lenders) of the claims and Obligations under this Agreement and other Loan Documents.

“Custodial File” means with respect to any Mortgage Loan, a file being held by the Custodian that contains the mortgage documents pertaining to such Mortgage Loan.

“Custodian” means any financial institution that holds documents for any of the Mortgage Loans on behalf of an Agency.

“Default” means any event that, with the giving of notice or lapse of time, or both, would become an Event of Default.

“Dedicated Account” means (i) the following deposit accounts established by the Borrower with JPMorgan Chase Bank National Association: 826194875, 826194305, 826194297, 550385998, and 550385980 and (ii) the following deposit accounts established by the Borrower with Wells Fargo Bank, National Association: 4122403124, 4122403108, 4122403116, 4122403090, 4122402886, 4122402860, 4552680373, 4556639698, 4122402878, 4552680365, 4556639680, 4168626505, 416916307, 4168626570, 4168626471, 4166646851 and 4122402852, which shall be subject to the Sold Excess Servicing Spread Purchaser Account Control Letter Agreement.

“Default Rate” means, with respect to any Loan for any Interest Period, and any late payment of fees or other amounts due hereunder, the Interest Rate for the related Interest Period (or for all successive Interest Periods during which such fees or other amounts were delinquent), plus 2.50% per annum.

“Early Buy-out Loans” mean any delinquent Mortgage Loan relating to an Eligible Pledged Servicing Receivable that is purchased from the related Mortgage Pool by or at the direction of the Borrower.

“Electronic Files” means any electronic file or date tape, in form and substance acceptable to the Administrative Agent and containing the information agreed to between the Borrower and the Administrative Agent.

“Eligible Assignee” means (i)(a) any Lender or any Affiliate or Fund Affiliate of any Lender, or (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act), that extends credit or buys loans as one of its businesses and that has total assets in excess of $100,000,000, and (ii) any other Person (other than a natural Person) approved by the Administrative Agent that has total assets in excess of $100,000,000.

“Eligible Corporate Advances” means all Corporate Advances that are: (i) free and clear of any Liens, subject to (x) the security interest granted hereunder in favor of the Administrative Agent, for the benefit of the Lenders and (y) the rights, interests and prerogatives of Ginnie Mae under the Ginnie Mae Contract; (ii) evidenced on records of the Borrower in accordance with the requirements of the Ginnie Mae Contract; (iii) reimbursable out of Advance Reimbursement Amounts in accordance with the Ginnie Mae Contract; and (iv) made out of the Borrower’s own funds or from Persons other than Mortgagors.

“Eligible Escrow Advances” means all Escrow Advances that are: (i) free and clear of any Liens, subject to (x) the security interest granted hereunder in favor of the Administrative Agent, for the benefit of the Lenders and (y) the rights, interests and prerogatives of Ginnie Mae under the Ginnie Mae Contract; (ii) evidenced on records of the Borrower in accordance with the requirements of the Ginnie Mae Contract; (iii) reimbursable out of Advance Reimbursement Amounts in accordance with the Ginnie Mae Contract; and (iv) made out of the Borrower’s own funds or from Persons other than Mortgagors.

“Eligible MBS Advances” means all MBS Advances that are: (i) free and clear of any Liens, subject to (x) the security interest granted hereunder in favor of the Administrative Agent, for the benefit of the Lenders and (y) the rights, interests and prerogatives of Ginnie Mae under the Ginnie Mae Contract; (ii) evidenced on records of the Borrower in accordance with the requirements of the Ginnie Mae Contract; (iii) reimbursable out of Advance Reimbursement Amounts in accordance with the Ginnie Mae Contract; and (iv) less than 30 days old.

“Eligible Pledged Servicing Receivables” means all of the Borrower’s present and future rights to have, demand, receive, recover, obtain and retain servicing fees and other compensation (including proceeds of any disposition, termination and/or transfer of servicing) owing, paid or due to be paid on, under or in respect of the Mortgage Loans excluding, in any case, (i) any guaranty fees payable to any Agency and (ii) any Advance Reimbursement Amounts, in each case with respect to which the Administrative Agent has received an executed Acknowledgement Agreement, which Acknowledgement Agreement has not terminated or been terminated by Ginnie Mae.

“Employee Plan” means an employee pension benefit plan (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) covered by Title IV of ERISA or Section 412 of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time.

“ERISA Affiliate” means, with respect to Borrower, any trade or business (whether or not incorporated) which is a member of a group of which Borrower is a member and which would be deemed to be a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Advance” means any advance disbursed by Borrower in its capacity as Servicer with respect to any Mortgage Pool as required by the Ginnie Mae Contract in order to cover expenses to be paid under the mortgage, including, but not limited to, taxes, special assessments, ground rents, other charges that are or may become first liens on the mortgaged property, hazard insurance premiums, and mortgage insurance premiums due under any related Mortgage Loan when the funds on deposit in any escrow custodial account or any other account containing escrow funds related to the applicable Mortgage Pool are insufficient to make the required payment.

“Escrow Advance Rate” has the meaning given to it in the Fee Letter.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Servicing Spread” means mortgage servicing spreads relating to the Eligible Pledged Servicing Receivables (any sale or pledge of which must be approved by the Administrative Agent in its sole discretion).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Recipient’s failure to comply with Section 3.04(f), (c) any United States federal withholding taxes imposed under FATCA, and (d) in the case of a Lender, any United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or commitment (other than pursuant to an assignment request by the Borrower) or (ii) such Lender changes its lending office, except, in each case to the extent that, pursuant to Section 3.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office.

“Existing Spread Owner” means each of MSR VIII LLC, MSR XI LLC, MSR XXVIII LLC, MSR XXVIII 2 LLC, MSR XXXIII LLC, MSR XXXIII 2 LLC, MSR Spruce AV1A
Corp., MSR Spruce AV2B LP, MSR Pine AV1A Corp., MSR Pine AV2B LP, MSR Palm AV1A Corp. and MSR Palm AV2A LTD.

“Facility” means the loan facility provided to the Borrower by the Administrative Agent and each Lender pursuant to this Agreement.

“Fannie Mae” means Fannie Mae, also known as The Federal National Mortgage Association, or any successor thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement (and related legislation or official administrative guidance) implementing the foregoing.

“Federal Funds Rate” means, for any Interest Period, a fluctuating interest rate per annum equal, for each day (or if such day is not a Business Day, for the immediately preceding Business Day) during such period, to the rate determined by the Administrative Agent on such day (or if such day is not a Business Day, for the immediately preceding Business Day) for Federal Funds as published in H.15(519) under the heading “Federal Funds (Effective)” or, if not published by 3:00 p.m., New York City time on such day (or if such day is not a Business Day, on the immediately preceding Business Day), the rate on such day as published in Composite Quotations under the heading “Federal Funds/Effective Rate.” In the event that such rate is not published in either H.15(519) or Composite Quotations by 3:00 p.m. New York City time, on such day (or if such day is not a Business Day, for the immediately preceding Business Day) the Federal Funds Rate will be the arithmetic mean (as calculated in good faith by the Administrative Agent) of the rates as of 9:00 a.m., New York City time on such day for the last transaction in overnight Dollar federal funds arranged by three leading brokers of federal funds transactions in the City of New York selected by the Administrative Agent; provided, that if the brokers so selected by the Administrative Agent are not quoting as mentioned in this sentence, the Federal Funds Rate with respect to such date will be the Federal Funds Rate as most recently determined in accordance with this definition.

“Fee Collection Account” means an account established by Borrower for the benefit of the Lenders that is subject to the “Shifting Account Control Agreement”.

“Fee Collection Account Bank” means JPMorgan Chase Bank, N.A.

“Fee Letter” means the Fee Letter, dated as of August 20, 2020, between the Borrower and the Administrative Agent, as such fee letter may be further amended, supplemented or otherwise modified from time to time.

“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of HUD where appropriate under the FHA Regulations.

“FHA Claim Proceeds” means the portion of insurance proceeds which are received from FHA under an FHA Mortgage Insurance Contract in the event of a default with respect to an FHA Loan and are permitted reimbursements to the Borrower, in its capacity as servicer, for MBS Advances, Corporate Advances or Escrow Advances in accordance with the terms of the Ginnie Mae Contract, including any debenture interest on such Advances.

“FHA Loan” means a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.

“FHA Mortgage Insurance Contract” means the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

“FHA Regulations” means the regulations promulgated by HUD under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“Fidelity Insurance” means insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to the Agencies.

“Financial Statements” means the consolidated financial statements of the Borrower prepared in accordance with GAAP, consistently applied, for the year or other period then ended. Such financial statements will be audited, in the case of annual statements, by such independent certified public accountants approved by the Administrative Agent on behalf of the Lenders (which approval shall not be unreasonably withheld).

“Float Benefit” means the net economic benefit resulting from investments of funds representing escrow and custodial deposits held for the account of the servicer or subservicer, or the related Agency relating to the Mortgage Loans.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Freddie Mac” means Freddie Mac, also known as The Federal Home Loan Mortgage Corporation, or any successor thereto.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Fund Affiliate” means, with respect to any Lender that is a Fund, any other Fund that invests in commercial loans or similar extensions of credit and is advised or managed by such Lender or an Affiliate of such Lender or by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
hereof.
“Funding Date” means the date any Loan is disbursed in accordance with the terms

“GAAP” means United States Generally Accepted Accounting Principles inclusive of, but not limited to, applicable statements of Financial Accounting Standards issued by the Financial Accounting Standards Board, its predecessors and successors and SEC Staff Accounting Guidance as in effect from time to time.

“Ginnie Mae” means Ginnie Mae, also known as The Government National Mortgage Association, or any successor thereto.

“Ginnie Mae Agency Requirements” means with respect to any Mortgage Loan, (a) the Ginnie Mae Contract and (b) the statutes and implementing regulations governing the mortgage loan insurance or guarantee program of the FHA, PIH, USDA or VA, as applicable, and any agreements, announcements, directives and correspondence related thereto, and all amendments to any of the foregoing.

“Ginnie Mae Contract” has the meaning set forth in Section 4.02(a)(2).

“Ginnie Mae Guide” means the Ginnie Mae Mortgage-Backed Securities Guide, Handbook 5500.3, Rev., as amended from time to time, and any related announcements, directives and correspondence issued by Ginnie Mae.

“Ginnie Mae MBS” means a Ginnie Mae I MBS or a Ginnie Mae II MBS with respect to which the Company is the issuer of record and that is guaranteed by Ginnie Mae, backed by pools of Ginnie Mae eligible mortgage loans in accordance with Section 306(g) of the National Housing Act, 12 U.S.C. Section 1721(g), the issuance of which and the servicing of such Ginnie Mae eligible mortgage loans by the Company are governed in all respects by the Ginnie Mae Contract.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any municipality and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” means as to any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.

“Indemnified Amounts” has the meaning set forth in Section 11.01.

“Indemnified Party” has the meaning set forth in Section 11.01.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Indemnitee Agent Party” has the meaning set forth in Section 9.07.

“Insolvency Law” means any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction in effect at any time during the term of this Agreement.”

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Insolvency Law.

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind owned by the Borrower, including all rights therein and all applications for registration or registrations thereof.

“Intercreditor and Subordination Agreements” means those certain Intercreditor and Subordination Agreements by and among the Borrower, the Administrative Agent and, as applicable, MSR VIII LLC, MSR XI LLC, MSR XXVIII LLC, MSR XXVIII 2 LLC, MSR XXXIII LLC, MSR XXXIII 2 LLC, MSR Pine AV1A

Corp., MSR Pine AV2B LP, MSR Spruce AV1A Corp., MSR Spruce AV2B LP, MSR Palm AV1A Corp. and MSR Palm AV2A LTD or any other Person party to any Excess Servicing Spread financing holding a Permitted Collateral Lien pursuant to clause (iii) of the definition thereof.

“Interest Period” means, (a) an initial period commencing on the Closing Date and ending on and including the last day of the calendar month in which the Closing Date occurs and each subsequent calendar monthly period thereafter.

“Interest Rate” has the meaning set forth in Section 2.06.

“Investment Company Act” means the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

“Lender” has the meaning set forth in the preamble.

“Lender Indebtedness” shall mean any indebtedness of the Borrower hereunder and under any other arrangement (other than this Agreement) between the Borrower on the one hand and any Lender or any Affiliate of any Lender on the other hand (including, without limitation, the amount of any loans, interest due and default interest, termination payments, hedging costs, structuring or other facility fees and expenses).

“Lien” means with respect to any property or asset of any Person (a) any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind in respect of such property or asset or (b) the interest of a vendor or lessor arising out of the acquisition of or agreement to acquire such property or asset under any conditional sale agreement, lease purchase agreement or other title retention agreement, and in each case, other than an Agency’s rights and interests in the related Servicing Rights.

“Liquidated Asset” means a Mortgage Loan that has been either (a) repurchased from a Mortgage Pool or (b) released from a Mortgage Pool following (i) a short sale or (ii) a sale of the related mortgaged property (including the acquisition of any mortgaged property in connection with the foreclosure thereof).

“Liquidation Proceeds” means, with respect to any Mortgage Loan that becomes a Liquidated Asset, the portion of Advance Reimbursement Amounts recovered in accordance with the terms of the Ginnie Mae Contract from the proceeds received on account of the liquidation of such Mortgage Loan.

“Loan” has the meaning set forth in Section 2.02.

“Loan Documents” means this Agreement, the Fee Letter, the Notes, the Control Agreements, the Sold Excess Servicing Spread Purchaser Account Control Letter Agreements, the Intercreditor and Subordination Agreements and all notices, certificates, financing statements and other documents to be executed and delivered by the Borrower in connection with the transactions contemplated by this Agreement.

“Margin Notice” has the meaning set forth in Section 2.09.

“Market Value” means, with respect to any date of determination, the value of any Eligible Pledged Servicing Receivable, which is inclusive of the Excess Servicing Spread sold to a Sold Excess Spread Purchaser, in each case, as determined by the Administrative Agent in its sole discretion, exercised in good faith.

“Material Adverse Effect” means a material adverse effect on (a) the property, business, operations or financial condition of the Borrower, (b) the ability of the Borrower to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Administrative Agent or any Lender under any of the Loan Documents, (e) the Collateral, taken as a whole, or (f) the validity, perfection, priority or enforceability of the Administrative Agent’s security interest, for the benefit of the Lenders, in the Collateral, taken as a whole.

“Material Debt Facility” has the meaning set forth in Section 8.01(e).

“Maturity Date” has the meaning given to it in the Fee Letter.

“MBS Advance” means any advance disbursed by the Borrower in in its capacity as servicer from its own funds with respect to any Mortgage Pool as required by the Ginnie Mae Contract in order to provide for the payment of principal and interest amounts due on the related Ginnie Mae MBS on its remittance date under the Ginnie Mae Contract and specifically excludes the Borrower’s use of excess funds from one Mortgage Pool to cover MBS Advances attributable to another Mortgage Pool, as permitted under Section 15-5(A) of the Ginnie Mae Guide.

“MBS Advance Rate” has the meaning given to it in the Fee Letter.

“MSR Advance Rate” has the meaning given to it in the Fee Letter.

“Moody’s” means Moody’s Investors Service, Inc. or its successor in interest.

“Mortgage” means a mortgage, mortgage deed, deed of trust, or other instrument creating a first lien on or first priority security interest in an estate in fee simple in real property securing a Mortgage Note including any riders, assumption agreements or modifications relating thereto.

“Mortgage File” means, with respect to any Mortgage Loan, a file or files pertaining to such Mortgage Loan that contains the mortgage documents pertaining to such Mortgage Loan which are specified in the relevant Electronic File and incorporated herein by reference, and any additional mortgage documents pertaining to such Mortgage Loan required by the Agency Guides.

“Mortgage Loan” means the mortgage loans included in all Mortgage Pools related to a Ginnie Mae MBS, whether now existing or hereafter created, for so long as such Ginnie Mae MBS shall remain outstanding listed on the relevant Electronic File (as provided to the Administrative Agent on the Closing Date, pursuant to Section 7.01(g)(iii) and updated from time to time to reflect the addition or removal of any such mortgage loans or Mortgage Pool).

“Mortgage Note” means a promissory note or other evidence of indebtedness of a Mortgagor secured by a Mortgage pertaining to a Mortgage Loan.

“Mortgage Pool” means a pool or package of mortgage loans insured by the FHA or guaranteed by the PIH, USDA or VA backing a Ginnie Mae MBS.

“Mortgagor” means the obligor on a Mortgage Note.

“Mr. Cooper Group” means Mr. Cooper Group Inc., a Delaware corporation.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the operating income of the Borrower for such period as determined in accordance with GAAP, consistently applied; provided, that (i) charges of up to a maximum aggregate amount of $15,000,000 which directly relate to the Borrower’s stock-based management equity plan and (ii) mark-to-market adjustments to the Borrower’s mortgage servicing rights recorded at fair value shall both be excluded from the foregoing calculation.

“Obligations” means the Outstanding Aggregate Loan Amount, all accrued interest thereon and all other interest, fees, expenses and other amounts payable by the Borrower to the Administrative Agent and each Lender pursuant to this Agreement, a Note or any other Loan Document including any interests, fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding.

“OFAC-administered sanctions” has the meaning set forth in Section 6.01(z).

“One-Month LIBOR Rate” means, with respect to each day or portion thereof, the rate of interest appearing on Reuters ICE Libor Rates Page LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent in good faith from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on that day, as the rate for delivery on that day of one (1) month U.S. dollar deposits; provided that in the event that such rate is not available at such time for any reason, then the LIBOR Rate for the relevant day shall be the rate at which one (1) month U.S. dollar deposits are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. London time on that day.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under this Agreement or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made at the request of the Borrower) and except any prohibited transaction excise tax arising from any Lender’s use of “plan assets” of any plan covered by ERISA, Section 4975 of the Code or Similar Law to fund (initially or through participation, assignment, transfer or securitization) any portion of the Loan).

“Outstanding Aggregate Loan Amount” means, at any time, the aggregate principal amount of the Loans funded by the Lenders, minus the aggregate amount of payments and prepayments received by the Lenders prior to such time and applied to reduce the principal amount of the Loans.

“Participant” has the meaning set forth in Section 10.02.

“Participant Register” has the meaning set forth in Section 10.02.

“Patents” means patents and patent applications owned by the Borrower, including (ii) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iii) the right to sue for past, present, and future infringements thereof, and (iv) all of the Borrower’s rights corresponding thereto throughout the world.

“Patriot Act” has the meaning set forth in Section 6.01(y).

“Payment Date” means, each of (i) the 25th day of each month, commencing on September 25, 2020 provided, if such day is not a Business Day, the Payment Date shall be the following Business Day and (ii) the Maturity Date.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Collateral Liens” means (i) the security interest granted hereunder in favor of the Administrative Agent, for the benefit of the Lenders, (ii) the rights of Ginnie Mae under the Servicing Contracts and the Ginnie Mae Guide and (iii) Liens on excess servicing spreads and collections and proceeds thereof in respect of Ginnie Mae mortgage servicing rights granted in connection with sales of such excess servicing spread which have been approved by the Administrative Agent in its sole discretion and are subject to an Intercreditor and Subordination Agreement.

“Permitted Encumbrance” means:

(d)the security interest granted hereunder in favor of the Administrative Agent, for the benefit of the Lenders;

(e)the rights of Ginnie Mae under the Servicing Contracts, the Acknowledgement Agreement and the Ginnie Mae Guide;

(f)the rights of Freddie Mac and Fannie Mae under the related Servicing Agreements and servicing guides of Freddie Mac and Fannie Mae as in effect from time to time;

(g)banker’s Liens incurred in the nature of rights of setoff arising in the ordinary course of business of the Borrower; Liens on Property (other than any Collateral);

(h)Liens in connection with sales or financings of Freddie Mac or Fannie Mae mortgage servicing rights (including any excess servicing spreads in respect of Freddie Mac or Fannie Mae mortgage servicing rights);

(i)Liens on excess servicing spreads and collections and proceeds thereof in respect of Ginnie Mae mortgage servicing rights granted in connection with sales of such excess servicing spread which have been approved by the Administrative Agent in its sole discretion and are subject to an Intercreditor and Subordination Agreement;

(j)purchase money Liens on equipment acquired or held by the Borrower in the ordinary course of its business to secure purchase money Indebtedness so long as such Lien only
(i)attaches to such property and (ii) secures the Indebtedness that was incurred to acquire such property or any refinancing in respect thereof;

(i)deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(j)Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP consistently applied;

(k)the title and interest of a lessor or sublessor in and to personal property leased or subleased, in each case extending only to such personal property; and

(l)judgment liens securing judgments and other proceedings not constituting an Event of Default under Section 8.01(g).

“Person” means any individual, corporation, estate, partnership, limited liability company, limited liability partnership, joint venture, association, joint-stock company, business trust, trust, unincorporated organization, government or any agency or political subdivision thereof, or other entity of a similar nature.

“PIH” means the Office of Public and Indian Housing within the United States Department of Housing and Urban Development, or any successor thereto.

“PIH Claim Proceeds” means the portion of guaranty claim proceeds which are received from PIH in the event of a default with respect to a PIH Loan and are permitted reimbursements to the Borrower, in its capacity as servicer, for MBS Advances, Corporate Advances or Escrow Advances in accordance with the Ginnie Mae Contract, including any accrued unpaid interest on such Advances.

“PIH Loan” means a Mortgage Loan which is guaranteed by PIH, as evidenced by a PIH loan guaranty document.

“Prepayment Notice” means a notice substantially in the form of Exhibit 2.09(b).

“Pro Rata Share” means, with respect to, a Lender’s right to receive payments of interest, fees, and principal with respect to the Loans and all other matters (including, without limitation, the indemnification obligations arising under Section 9.07), the quotient (expressed as a percentage) obtained by dividing (i) the sum of the unpaid principal amount of such Lender’s Loans, by (ii) the sum of the aggregate unpaid principal amount of all Loans.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Recipient” means the Administrative Agent and any Lender.

“Register” has the meaning set forth in Section 10.04.

“Related Escrow Account Balances” means the balance, on the related Funding Date, of any escrow or impound accounts maintained by the Borrower which relate to any Mortgage Loan, including items escrowed for mortgage insurance, property taxes (either real or personal), hazard insurance, flood insurance, ground rents, or any other escrow or impound items required by any Mortgage Note or Mortgage, reduced by any unpaid real estate taxes or insurance premiums required to be paid by the Borrower, with respect to which amounts have been escrowed by the related Mortgagor.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event.

“Request for Borrowing” has the meaning set forth in Section 2.04(a).

“Required Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the Outstanding Aggregate Loan Amount.

“Requirements of Law” means, with respect to any Person or any of its property, the certificate of incorporation or articles of association and by-laws, certificate of limited partnership, limited partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of any arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, whether Federal, state or local (including usury laws and the Federal Truth in Lending Act).

“Responsible Officer” means, with respect to the Borrower, the chief executive officer, chief financial officer, chief operating officer, chief accounting officer, the general counsel, treasurer or secretary of the Borrower, or any other officer having substantially the same authority and responsibility.

“S&P” means S&P Global Ratings, a subsidiary of S&P Global Inc.

“Securities Act” means the Securities Act of 1933, as amended.

“Serviced Loans” means all Mortgage Loans serviced by or required to be serviced by the Borrower under any Servicing Contract, irrespective of whether the actual servicing is done by another Person (i.e. a subservicer) retained by the Borrower for that purpose.

“Servicing Agreement” means, any Servicing Contract or other servicing agreement (including whole loan servicing portfolios of whole mortgage loans), pooling and servicing agreements, interim servicing agreements and other servicing agreements, and any other agreement governing the rights, duties and obligations of the Borrower, as a servicer, under such servicing agreements (including for the avoidance of doubt, any agreements related to primary servicing, sub-servicing, special servicing and master servicing).

“Servicing Contracts” means, with respect to each Mortgage Loan, any servicing agreement applicable thereto, including the Ginnie Mae Agency Requirements and any other agreements under which such Mortgage Loan is serviced and administered.

“Servicing Income” means, with respect to the Eligible Pledged Servicing Receivables at any time, all income from servicing the Mortgage Loans, consisting of the spread between interest actually collected from mortgagors and interest required to be paid to holders of the corresponding Ginnie Mae MBS, including any Ancillary Income, prepayment charges payable to the Borrower as servicer (as applicable), and all Surplus Proceeds excluding, in any case, (i) any guaranty fees payable to any Agency and (ii) any Advance Reimbursement Amounts.

“Servicing Rights” means with respect to each Mortgage Loan, all the Borrower’s right, title and interest in, to and under the related Servicing Contracts, whether now or hereafter existing, acquired or created, whether or not yet accrued, earned, due or payable, as well as all other present and future right and interest under such Servicing Contracts, including the right
(i)to receive the Servicing Income payable thereunder (including any Uncollected Fees) , (ii) to receive any Advance Reimbursement Amounts, (iii) to hold and administer the Related Escrow Account Balances, (iv) to hold and administer, in accordance with the applicable Ginnie Mae Agency Requirements, the Custodial File, and the Mortgage File arising from or connected to the servicing or subservicing of such Mortgage Loan under this Agreement and (v) all proceeds, income, profits, rents and products of any of the foregoing including all of the Borrower’s rights to proceeds of any sale or other disposition of the Servicing Rights.

“Similar Law” means any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is substantially similar to Section 406 of ERISA or Section 4975 of the Code.

“Sold Excess Servicing Spread Purchaser” means, collectively, MSR VIII LLC, MSR XI LLC, MSR XXVIII LLC, MSR XXVIII 2 LLC, MSR XXXIII LLC, and MSR XXXIII 2 LLC and each of their successors and assigns, and, after the Effective Date, any other third party approved in writing by Administrative Agent in its sole discretion.

“Sold Excess Servicing Spread Purchaser Account Control Letter Agreement” means that certain letter agreement dated as of the date hereof, by and among the Borrower, the Administrative Agent, for the benefit of the Lenders, MSR Admin LLC and the Sold Excess Servicing Spread Purchaser and, after the Closing Date, any other letter agreement executed and delivered by a Sold Excess Servicing Spread Purchaser in form and substance acceptable to the Administrative Agent in its sole good faith discretion.

“Solvent” means, with respect to the Borrower on a particular date, that on such date (i) the most recently reported value of the assets of the Borrower, taking into account the fair value of assets accounted for on a fair value basis and the carrying value of other assets, is greater than the total amount of the most recently reported liabilities of the Borrower (including the fair value of liabilities reported on a fair value basis), (ii) after giving effect to each Loan, the Borrower is able to realize upon its assets and pay its debts and other liabilities as they mature, assuming an orderly disposition, and (iii) the Borrower does not have an unreasonably small amount of capital with which to conduct its business.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Successor Index Rate” means a rate determined by Administrative Agent in accordance with Section 2.08(c) hereof.

“Successor Index Rate Conforming Changes” means with respect to any proposed Successor Index Rate, any spread adjustments or other conforming changes to the timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of Administrative Agent, to reflect the adoption of such Successor Index Rate and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice.

“Surplus Proceeds” means proceeds of sales of any Servicing Rights to the extent that such proceeds have been received by, or for the account of, the Borrower or the Administrative Agent or any Lender free and clear of all Ginnie Mae rights and other restrictions on transfer under applicable Ginnie Mae guidelines.

“Tangible Net Worth” means, with respect to any Person as of any date of determination, the excess, if any, of (i) the net worth of such Person’s and such Person’s consolidated Subsidiaries as determined in accordance with GAAP consistently applied, over (ii) all intangible assets determined in accordance with GAAP consistently (including goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights and retained residual securities) and any and all advances to, investments in and receivables held from Affiliates; provided, however, that the non-cash effect (gain or loss) or any mark-to-market adjustments made directly to stockholders’ equity for fluctuation of the value of financial instruments as mandated under the Statement of Financial Accounting Standards No. 133 (or any successor statement) shall be excluded from the calculation of Tangible Net Worth.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Net Indebtedness” means, with respect to any Person for any period, the excess, of any, of (i) the aggregate Indebtedness of such Person and its Subsidiaries during such period over
(ii)the amount of any Non-Recourse Debt (including any securitization debt).

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks, brand names, certification marks, collective marks, logos, symbols, trade dress, assumed names, fictitious names and service mark applications owned by the Borrower, including (i) all extensions, modifications and renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof,

(iv) the goodwill of the Borrower’s business symbolized by the foregoing or connected therewith, and (v) all of the Borrower’s rights corresponding thereto throughout the world.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Uncollected Fees” means with respect to any Mortgage Loan, any accrued late charges, fees for checks that are returned for insufficient funds, assumption fees, and other fees charged to Mortgagors in connection with the servicing or subservicing of such Mortgage Loan which have not been collected by the Borrower as of the related Funding Date.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; any other obligation (including any guarantee) that is contingent in nature at such time; or an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Cash” means, as of any date of determination, the sum of (i) the Borrower’s cash, (ii) the Borrower’s Cash Equivalents that are not, in either case, subject to a Lien or adverse claim in favor of any Person or that are not required to be reserved by the Borrower in a restricted escrow arrangement or other similarly restricted arrangement pursuant to a contractual agreement or requirement of law.

“USDA” means the Rural Housing Service of the Rural Development Agency of the United States Department of Agriculture, or any successor.

“USDA Claim Proceeds” means the portion of guarantee claim proceeds which are received from USDA in the event of a default with respect to a USDA Loan and are permitted reimbursements to the Borrower, in its capacity as servicer, for MBS Advances, Corporate Advances or Escrow Advances in accordance with the Ginnie Mae Contract, including any accrued unpaid interest on such Advances.

“USDA Loan” means a Mortgage Loan which is guaranteed by USDA, as evidenced by a USDA Loan Guarantee Document.

“USDA Loan Guarantee Document” means a loan guarantee document issued by USDA in accordance with 7 CFR § 3555.107.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.04(f)(ii)(B)(3).

“VA” means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Claim Proceeds” means the portion of guaranty claim proceeds which are received from VA in the event of a default with respect to a VA Loan and are permitted reimbursements to the Borrower, in its capacity as servicer, for MBS Advances, Corporate Advances or Escrow Advances in accordance with the Ginnie Mae Contract, including any accrued unpaid interest on such Advances.

“VA Loan” means a Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a loan guaranty certificate, or a Mortgage Loan which is a vendor loan sold by the VA.

“VA Loan Guaranty Agreement” means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the mortgagor pursuant to the Servicemen’s Readjustment Act of 1944.

“Valuation Agent” means Phoenix Valuations, LLC or another third party appraisal firm selected by the Administrative Agent in its sole discretion.

“Valuation Report” means a valuation report which shall evaluate the fair market value of all of the Servicing Rights, as applicable, as of the date stated in the written report of such evaluation, each such evaluation and report to be made at the Borrower’s expense, it being understood that, for purposes of this Agreement, each Valuation Report shall take into account customary factors, including current market conditions and the fact that the Servicing Rights may be terminated by the relevant Servicing Contract’s counterparty, or sold or otherwise disposed of, under circumstances where the Borrower is in default under such agreement.

“Withholding Agent” means the Borrower and the Administrative Agent.